EXECUTION COPY

STOCK PURCHASE AGREEMENT

dated as of June 26, 2003

between

GE FINANCIAL ASSURANCE HOLDINGS, INC.

and

LEXINGTON INSURANCE COMPANY

i

(continued)

(continued)

(continued)

This STOCK PURCHASE AGREEMENT, dated as of June 26, 2003, is made between GE FINANCIAL ASSURANCE HOLDINGS, INC., a Delaware corporation (the “Seller”), and LEXINGTON INSURANCE COMPANY, a Delaware domiciled insurance company (the “Acquiror”).

PRELIMINARY STATEMENTS

A. The Seller owns 168,000 shares of common stock, par value $25.00 per share (the “Shares”), of GE Property & Casualty Insurance Company, a Pennsylvania insurance company (the “Company”), which Shares constitute all of the issued and outstanding shares of capital stock of the Company;

B. The Company owns, directly or indirectly, all of the outstanding Equity Shares (as that term in defined in Exhibit A hereto) in each of the following entities (collectively, the “Company Subsidiaries”): Riverside Distribution LLC, a Delaware limited liability company, Trooper Investments, Inc., a Delaware corporation, Trooper Communications Corporation, a Pennsylvania corporation, Colonial Valley Data, Ltd., a Pennsylvania limited partnership, GE Casualty Insurance Company, a Pennsylvania insurance company, GE Auto & Home Assurance Company, a Pennsylvania insurance company, Bayside Casualty Insurance Company, a New Jersey insurance company, GE Indemnity Insurance Company, a Pennsylvania insurance company and Eastgate Distribution Center LLC, a Delaware limited liability company; and

C. The Seller desires to sell to the Acquiror, and the Acquiror desires to purchase from the Seller, the Shares upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Defined Terms. Capitalized terms used in this Agreement have the meanings specified in Exhibit A to, or elsewhere in, this Agreement.

ARTICLE II

PURCHASE AND SALE OF THE SHARES

Section 2.01. Purchase and Sale of the Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller will sell, convey, assign, transfer and deliver to the Acquiror, free and clear of all Liens, and the Acquiror will purchase, acquire and accept from the Seller, the Shares, including all the Seller’s right, title and interest therein and thereto.

Section 2.02. Closing. (a) At 11:00 a.m., New York City time, on the last Business Day of the calendar month during which the conditions set forth in Sections 8.01(b) and 8.02(b) hereof are satisfied or waived by the appropriate party, or at such other time or on such other date as the Seller and the Acquiror may mutually agree in writing (provided, however, that at such other time or on such other date, the other conditions to closing specified in Sections 8.01 and 8.02 hereof are then satisfied or have been waived), the transactions contemplated by this Agreement will take place at a closing (the “Closing”) at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, or such other place as the Seller and the Acquiror may agree in writing (the date on which the Closing takes place being the “Closing Date”). The parties agree to cooperate with each other in an effort to devise a method to achieve a mutually satisfactory date for the occurrence of the Closing earlier than the last Business Day of a calendar month, subject to the satisfaction or waiver of the conditions set forth in Sections 8.01(b) and 8.02(b).

(b) At 11:00 a.m., New York City time, on the Business Day immediately preceding the Closing Date, the parties will (or will cause their respective Affiliates to, as applicable) execute and deliver the Transaction Agreements and the stock certificates and other instruments and documents referred to in and as contemplated by Section 2.07 (collectively, the “Closing Documents”) and deliver such Closing Documents into escrow, with an escrow agent (the “Escrow Agent”) and pursuant to an escrow agreement (the “Escrow Agreement”) mutually agreeable to the parties. Simultaneously with the delivery of the Closing Documents into escrow, the Acquiror shall wire transfer immediately available funds in the amount specified in Section 2.04(a) to an escrow account established by the Escrow Agent pursuant to the Escrow Agreement. Any interest accruing on such funds while they are held in escrow shall be for the account of the Acquiror.

Section 2.03. Purchase Price. The purchase price for the Shares, the licenses granted to the Acquiror and its Affiliates under the Transitional Trademark License Agreement and the covenants set forth in Section 5.10 (collectively, the “Purchase Price”) is an amount in cash equal to $250,000,000, which amount will be (x) increased if the Final Adjusted Statutory Surplus is greater than $191,500,000 (the “Capital Threshold”) on a dollar-for-dollar basis by the amount by which the Final Adjusted Statutory Surplus exceeds the Capital Threshold or (y) decreased if the Final Adjusted Statutory Surplus is less than the Capital Threshold on a dollar-for-dollar basis by the amount by which the Final Adjusted Statutory Surplus is less than the Capital Threshold. The Purchase Price will be paid pursuant to Sections 2.04, 2.05 and 2.06 and allocated as set forth in Section 2.03 of the Disclosure Schedule.

Section 2.04. Payment at Closing.

(a) At the Closing, the parties shall cause the Escrow Agent to release from escrow and pay on behalf of the Acquiror to the Seller, as an estimated payment of the Purchase Price, an amount in cash equal to $250,000,000, which amount will be (x) increased if the Estimated Statutory Surplus is greater than the Capital Threshold on a dollar-for-dollar basis by the amount by which the Estimated Statutory Surplus exceeds the Capital Threshold or (y) decreased if the Estimated Statutory Surplus is less than the Capital Threshold on a dollar-for-dollar basis by the amount by which the Estimated Statutory Surplus is less than the Capital Threshold. The payment made pursuant to the preceding sentence will be subject to a post-Closing adjustment pursuant to the provisions of Section 2.05.

(b) Not less than five Business Days prior to the anticipated Closing Date, the Seller will prepare and deliver to the Acquiror a reasonably detailed good faith calculation of the Estimated Statutory Surplus as of the Reference Date (the “Reference Date Surplus Calculation”). The Reference Date Surplus Calculation will be prepared (i) in accordance with SAP applied consistently with its application in connection with the preparation of the Statutory Statements, (ii) in accordance with Sections 2.04(b) and (iii) using a predetermined calculation of loss reserves as set forth in 2.05(a) of the Disclosure Schedule.

Section 2.05. Adjustment to Payment at Closing.

(a) Within 60 days following the Closing Date, the Seller will prepare and deliver to the Acquiror a balance sheet of the Company as of the Closing Date (the “Initial Balance Sheet”). The Initial Balance Sheet will set forth the amount of the Statutory Surplus of the Company as of the Closing Date (the “Closing Statutory Surplus”) and include a worksheet which demonstrates in reasonable detail how such amount was calculated. The Initial Balance Sheet will be (i) prepared (A) in accordance with SAP applied consistently with its application in connection with the preparation of the Statutory Statements, (B) in accordance with Section 2.04(b) of the Disclosure Schedule, (C) excluding any accrual for consolidated and combined Taxes, and (D) using a predetermined calculation for loss reserves and loss adjustment expense reserves as set forth in Section 2.05(a) of the Disclosure Schedule, and (ii) accompanied by an audit report of the Seller’s independent accountants with respect thereto (the “Accountants’ Balance Sheet Report”). In connection with the Seller’s preparation of the Initial Balance Sheet to the extent the Seller does not have all relevant information in its possession, the Acquiror will make reasonably available the individuals in its employ, if any, responsible for and knowledgeable about the preparation of the Reference Date Surplus Calculation in order to respond to the reasonable inquiries of the Seller.

(b) During the 60 days immediately following the Acquiror’s receipt of the Initial Balance Sheet and the Accountants’ Balance Sheet Report (the “Review Period”), the Acquiror and its Representatives will be permitted to review the Seller’s working papers and the working papers of the Seller’s independent accountants relating to the Initial Balance Sheet and the Accountants’ Balance Sheet Report, as well as all of the books, records and other relevant information relating to the operations and finances of the Company and the Insurance Subsidiaries with respect to the period up to and including the Closing Date, and the Seller will make reasonably available the individuals in its employ responsible for and knowledgeable about the information used in, and the preparation of, the Initial Balance Sheet and the Accountants’ Balance Sheet Report in order to respond to the reasonable inquiries of the Acquiror; provided, however, that the accountants of the Seller will not be obliged to make any work papers available to the Acquiror unless and until the Acquiror has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.

(c) Each of the parties agrees that, following the Closing through the date that the Final Balance Sheet becomes final and binding, it will not take any actions with respect to any accounting, books, records, policies or procedures on which the Statutory Statements or the Initial Balance Sheet are based or on which the Final Balance Sheet is to be based that would impede or delay the determination of the Closing Statutory Surplus or the preparation of the Notice of Balance Sheet Disagreement or the Final Balance Sheet in the manner and utilizing the methods required by this Agreement.

(d) The Acquiror will notify the Seller in writing (the “Notice of Balance Sheet Disagreement”) prior to the expiration of the Review Period if the Acquiror disagrees with the Initial Balance Sheet. The Notice of Balance Sheet Disagreement will set forth in reasonable detail the basis for such dispute, the amounts involved and the Acquiror’s determination of the amount of Closing Statutory Surplus. If no Notice of Balance Sheet Disagreement is received by the Seller prior to the expiration of the Balance Sheet Review Period, then the Initial Balance Sheet will be deemed to have been accepted by the Acquiror and will become final and binding upon the parties in accordance with Section 2.05(f).

(e) During the 30 days immediately following the delivery of a Notice of Balance Sheet Disagreement (the “Balance Sheet Consultation Period”), the Seller and the Acquiror will seek in good faith to resolve any differences that they may have with respect to the matters specified in the Notice of Balance Sheet Disagreement.

(f) If at the end of the Balance Sheet Consultation Period the Seller and the Acquiror have been unable to resolve any differences that they may have with respect to the matters specified in the Notice of Balance Sheet Disagreement, then the Seller and the Acquiror will submit all matters that remain in dispute with respect to the Notice of Balance Sheet Disagreement (along with a copy of the Initial Balance Sheet marked to indicate those line items that are not in dispute) to an independent accounting firm of national recognition mutually agreed by the parties (the “Independent Accountant”). Within 30 days after the submission of such matters to the Independent Accountant, or as soon as practicable thereafter, the Independent Accountant will make a final determination, binding on the parties to this Agreement, of the appropriate amount of each of the line items in the Initial Balance Sheet as to which the Seller and the Acquiror disagree as set out in the Notice of Balance Sheet Disagreement. With respect to each disputed line item, such determination, if not in accordance with the position of either the Seller or the Acquiror, will not be in excess of the higher, nor less than the lower, of the amounts advocated by the Acquiror in the Notice of Balance Sheet Disagreement or the Seller in the Initial Balance Sheet with respect to such disputed line item. The balance sheet of the Company and the determination of the Closing Statutory Surplus that are final and binding on the parties, as determined either through agreement of the parties pursuant to Section 2.05(d) or through the action of the Independent Accountant pursuant to this Section 2.05(f), are referred to as the “Final Balance Sheet” (if applicable) and the “Final Statutory Surplus”, respectively.

(g) The cost of the Independent Accountant’s review and determination will be shared equally by the Seller and the Acquiror. During the review by the Independent Accountant, the Acquiror and the Seller will each make available to the Independent Accountant interviews with such individuals, and such information, books and records and work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under Section 2.05(f); provided, however, that the accountants of the Seller or the Acquiror will not be obliged to make any work papers available to the Independent Accountant unless and until such firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants. In acting under this Agreement, the Independent Accountant will be entitled to the privileges and immunities of an arbitrator.

(h) The “Post-Closing Surplus Adjustment” will be the amount equal to the Final Statutory Surplus minus the Estimated Statutory Surplus. If the Post-Closing Surplus Adjustment is a positive amount, then the Acquiror will pay in cash to the Seller the amount of the Post-Closing Surplus Adjustment. If the Post-Closing Surplus Adjustment is a negative amount, then the Seller will pay in cash to the Acquiror the amount of the Post-Closing Surplus Adjustment. Any such payment will be made within two Business Days after the Final Statutory Surplus becomes such, together with interest thereon from the Closing Date at the Interest Rate calculated and payable in accordance with Section 2.08.

Section 2.06. CAT Adjustment.

(a) Within 60 days following the date that is six months following the Closing Date, the Acquiror will prepare and deliver to the Seller a calculation of the CAT Adjustment as of the date that is six months following the Closing Date (the “Six Month CAT Adjustment”) and include a worksheet which demonstrates in reasonable detail how such amount was calculated. In connection with the Acquiror’s calculation of the Six Month CAT Adjustment, to the extent the Acquiror does not have all relevant information in its possession to calculate the Six Month CAT Adjustment, the Seller will make reasonably available the individuals in its employ, if any, responsible for and knowledgeable about the calculation of the Estimated CAT Adjustment in order to respond to the reasonable inquiries of the Acquiror.

(b) During the 60 days immediately following the Seller’s receipt of the report setting forth the Six Month CAT Adjustment (the “CAT Review Period”), the Seller and its Representatives will be permitted to review the working papers, books, records and other relevant information underlying or otherwise of the Acquiror, the Company and the Insurance Subsidiaries relating to the Six Month CAT Adjustment, and the Acquiror will make (and cause the Company and the Insurance Companies to make) reasonably available the respective individuals in its employ responsible for and knowledgeable about the information used in, and the calculation of, the Six Month CAT Adjustment in order to respond to the reasonable inquiries of the Seller.

(c) The Seller will notify the Acquiror in writing (the “Notice of CAT Adjustment Disagreement”) prior to the expiration of the CAT Review Period if the Seller disagrees with the Six Month CAT Adjustment. The Notice of CAT Adjustment Disagreement will set forth in reasonable detail the basis for such dispute, the amounts involved and the Seller’s calculation of the Six Month CAT Adjustment. If no Notice of CAT Adjustment Disagreement is received by the Seller prior to the expiration of the CAT Review Period, then the Six Month CAT Adjustment will be deemed to have been accepted by the Seller and will become final and binding upon the parties in accordance with Section 2.06(e).

(d) During the 30 days immediately following the delivery of a Notice of CAT Adjustment Disagreement (the “CAT Adjustment Consultation Period”), the Acquiror and the Seller will seek in good faith to resolve any differences that they may have with respect to the matters specified in the Notice of CAT Adjustment Disagreement.

(e) If at the end of the CAT Adjustment Consultation Period the Acquiror and the Seller have been unable to resolve any differences that they may have with respect to the matters specified in the Notice of CAT Adjustment Disagreement, then the Acquiror and the Seller will submit all matters that remain in dispute with respect to the Notice of CAT Adjustment Disagreement to Milliman USA or such other independent actuarial firm as the parties may mutually agree (the “Independent Actuary”). Within 30 days after the submission of such matters to the Independent Actuary, or as soon as practicable thereafter, the Independent Actuary will make a final determination, binding on the parties to this Agreement, of the appropriate amount of CAT Adjustment. With respect to each disputed line item, such determination, if not in accordance with the position of either the Seller or the Acquiror, will not be in excess of the higher, nor less than the lower, of the amounts advocated by the Seller in the Notice of CAT Adjustment Disagreement or the Acquiror in the Six Month CAT Adjustment. The determination of the Six Month CAT Adjustment that are final and binding on the parties, as determined either through agreement of the parties pursuant to Section 2.06(c) or through the action of the Independent Actuary pursuant to this Section 2.06(e), is referred to as the “Final CAT Adjustment”.

(f) The cost of the Independent Actuary’s review and determination will be shared equally by the Seller and the Acquiror. During the review by the Independent Actuary, the Acquiror and the Seller will each make available to the Independent Actuary interviews with such individuals, and such information, books and records and work papers, as may be reasonably required by the Independent Actuary to fulfill its obligations under Section 2.06(e); provided, however, that the accountants of the Seller or the Acquiror will not be obliged to make any work papers available to the Independent Actuary unless and until such firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants. In acting under this Agreement, the Independent Actuary will be entitled to the privileges and immunities of an arbitrator.

(g) The “Post-Closing CAT Adjustment” will be the amount equal to the Final CAT Adjustment minus the Estimated CAT Adjustment. If the Post-Closing CAT Adjustment is a positive amount, then the Seller will pay in cash to the Acquiror the amount of the Post-Closing CAT Adjustment. If the Post-Closing CAT Adjustment is a negative amount, then the Acquiror will pay in cash to the Seller the amount of the Post-Closing CAT Adjustment. Any such payment will be made within two Business Days after the Final CAT Adjustment becomes such, together with interest thereon at the Interest Rate from the Closing Date calculated and payable in accordance with Section 2.08.

(h) Each of the parties agrees that, following the Closing through the date that the Final CAT Adjustment becomes final and binding, it will not take any actions with respect to any accounting, books, records, policies or procedures from which the Estimated CAT Adjustment or Final CAT Adjustment is derived or to be derived, or on which Statutory Statements, the Initial Balance Sheet or the Final CAT Adjustment is or are to be based that would impede or delay the determination of the Final CAT Adjustment or the preparation of the Notice of CAT Adjustment in the manner utilizing the methods required by this Agreement.

Section 2.07. Transactions; Closing Deliveries. (a) At the Closing:

(i) the Acquiror shall cause the Escrow Agent, on behalf of the Acquiror, to pay to the Seller the amount specified in Section 2.04(a) by wire transfer of immediately available funds to an account designated by the Seller at least 2 Business Days prior to the Closing; and

(ii) the Seller shall cause the Escrow Agent, on behalf of the Seller, to deliver to the Acquiror (A) one or more stock certificates evidencing the Shares, duly endorsed in blank or accompanied by powers duly executed in blank; (B) written resignations of each of the directors of the Company and each of the Insurance Subsidiaries; and (C) evidence of the commutation of the HDI Reinsurance Agreement, as contemplated in Section 5.13.

(b) To further document the transactions contemplated by this Agreement, at or prior to the Closing, the parties shall cause the Escrow Agent (on behalf of the Seller and the Acquiror, as the case may be), to deliver to the Seller (or one or more of its Affiliates, as applicable) and the Acquiror (or one or more of its Affiliates, as applicable) (collectively, the “Transaction Agreements”):

(i) the Excluded Business Reinsurance and Administration Agreements;

(ii) the Excluded Business Reinsurance Payment Guaranty;

(iii) the Computer Services Agreement;

(iv) the MWIC Amended and Restated Reinsurance and Administration Agreement;

(v) the MWIC Amended and Restated Reinsurance and Administration Guaranty;

(vi) the Transition Services Agreement;

(vii) the Transitional Trademark License Agreement;

(viii) the Fort Washington Lease;

(ix) the Progressive Agreement Assignment;

(x) the Excess of Loss Reinsurance Agreement;

(xi) the Excess of Loss Reinsurance Payment Guaranty;

(xii) the Intellectual Property Cross-License Agreement; and

(xiii) the GECC Guaranty.

(c) In addition to the foregoing, at or prior to the Closing, (i) the Escrow Agent, on behalf of the Seller, will deliver to the Acquiror the certificate referred to in Section

8.02(a)(iii), and (ii) the Escrow Agent, on behalf of the Acquiror, will deliver to the Seller the certificate referred to in Section 8.01(a)(iii).

Section 2.08. Payments and Computations. All payments will be paid by wire transfer of immediately available funds to the account or accounts designated by the party receiving such payment. All computations of interest will be made on the basis of a year of 365 days, in each case for the actual number of days (excluding the first day, but including the last day) occurring in the period for which such interest is payable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Acquiror as follows:

Section 3.01. Incorporation, Qualification and Authority of the Seller. The Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power to operate its business as now conducted and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for failures to so qualify or be in good standing that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect. The Seller has all requisite power to enter into, consummate the transactions contemplated by and carry out its obligations under, the Transaction Agreements to which it is, or is intended by this Agreement to be, a party (the “Seller Transaction Agreements”). The execution and delivery by the Seller of the Seller Transaction Agreements and the consummation by the Seller of the transactions contemplated by, and the performance by the Seller of its obligations under, the Seller Transaction Agreements have been duly authorized by all requisite action on the part of the Seller and its shareholder. This Agreement has been, and upon execution and delivery the other Seller Transaction Agreements will be, duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Acquiror) this Agreement constitutes, and upon execution and delivery thereof, each of the other Seller Transaction Agreements will constitute, the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.02. Incorporation, Qualification and Authority of the Company and the Insurance Subsidiaries. Each of the Company and the Insurance Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has the requisite power and authority to operate its business as now conducted. Each of the Company and the Insurance Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for failures to so qualify or be in good standing that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect.

Section 3.03. Capital Structure of the Company and the Insurance Subsidiaries; Ownership and Transfer of the Shares. (a) Section 3.03(a) of the Disclosure Schedule sets forth (i) all the authorized Capital Stock of the Company and of each of the Insurance Subsidiaries and (ii) the number of Equity Shares of each class or series of Capital Stock of the Company and of each of the Insurance Subsidiaries that are issued and outstanding, together with the registered holder thereof. Except as set forth in Section 3.03(a) of the Disclosure Schedule, there are no shares of Capital Stock or other Equity Shares of the Company or any of the Insurance Subsidiaries issued and outstanding. All the outstanding Equity Shares of the Company and of each of the Insurance Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or subscription rights. There are no options, calls, warrants or convertible or exchangeable securities, or conversion, preemptive, subscription or other rights, or agreements, arrangements or commitments, in any such case, obligating or which may obligate the Company or any of the Insurance Subsidiaries to issue, sell, purchase, return or redeem any of their respective Equity Shares or securities convertible into or exchangeable for any of their respective Equity Shares, and there are no Equity Shares of the Company or any of the Insurance Subsidiaries reserved for issuance for any purpose. There are no capital appreciation rights, phantom stock plans, securities with participation rights or features, or similar obligations and commitments of the Company or any of the Insurance Subsidiaries. The Seller directly and indirectly (through ownership of the Company) owns all the outstanding Equity Shares of the Company and the Insurance Subsidiaries, free and clear of all Liens, other than any Liens arising as a result of the Transaction Agreements. The Seller has the corporate power and authority to sell, convey, assign, transfer, and deliver the Shares as provided in this Agreement, and the sale, conveyance, assignment, transfer and delivery will convey to the Acquiror good and marketable title to such Shares, free and clear of any and all Liens, other than any Liens arising as a result of any agreement (other than the Transaction Agreements) of, or any Governmental Order binding on, the Acquiror or its designated assignee(s), but not the Seller. Immediately after the Closing, the Acquiror (and/or any one or more assignees duly designated by the Acquiror pursuant to Section 11.07), will directly and indirectly (through ownership of the Company) own all the outstanding Equity Shares of the Company and the Insurance Subsidiaries, free and clear of all Liens, other than any Liens arising as a result of any agreement (other than the Transaction Agreements) of, or any Governmental Order binding on, the Acquiror or its designated assignee(s), but not the Seller. Except for this Agreement, there are no options, calls or warrants or other rights, agreements, arrangements or commitments obligating (i) the Seller to sell any of the Shares or (ii) the Company or any Insurance Subsidiary to sell any of the Equity Shares of any Insurance Subsidiary. Except for this Agreement or as set forth in Section 3.03(a) of the Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other rights or agreements in effect with respect to the voting, transfer or dividend rights of the Shares or of the Equity Shares of any Insurance Subsidiary. Except as set forth in Section 3.03 of the Disclosure Schedule, the Company has no Subsidiaries other than (i) as of the date hereof, the Company Subsidiaries and (ii) as of the Closing Date, the Insurance Subsidiaries.

(b) Immediately following the Closing, neither the Seller nor any of its Affiliates will have any claims with respect to the Shares (except for any claims for indemnification under Section 10.02 that may arise following the Closing), or to any interest, dividends or other distributions in respect thereof.

Section 3.04. No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained or taken, except as set forth in Section 3.04 of the Disclosure Schedule or as otherwise provided in this Article III and except as may result from any facts or circumstances solely relating to the Acquiror or its Affiliates (as opposed to any other third party), the execution, delivery and performance by the Seller of, and the consummation by the Seller of the transactions contemplated by, the Seller Transaction Agreements do not and will not (a) violate or conflict with the organizational documents of the Seller, the Company or any of the Insurance Subsidiaries, (b) conflict with or violate any Law or other Governmental Order applicable to the Seller, the Company or any of the Insurance Subsidiaries or by which any of them or any of their respective properties or assets is bound or affected, or (c) result in any breach of or loss of any contractual benefit under, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the assets or properties of the Seller, the Company or any of the Insurance Subsidiaries pursuant to, or require any consent or approval which has not been obtained with respect to, or the payment of any penalty or liquidated damages under, any note, bond, loan or credit agreement, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which the Company or any of the Insurance Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound or affected, except, in the case of clause (c), any such conflicts, violations, breaches, loss of contractual benefits, defaults, rights or Liens that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect.

Section 3.05. Consents and Approvals. Except as set forth in Section 3.05 of the Disclosure Schedule, or as may result from any facts or circumstances solely relating to the Acquiror or its Affiliates (as opposed to any other third party), the execution and delivery by the Seller of the Seller Transaction Agreements do not, and the performance by the Seller of, and the consummation by the Seller of the transactions contemplated by, the Seller Transaction Agreements will not, require any consent, approval, license, permit, order, qualification, authorization of, or registration or other action by, or any filing with or notification to, any Governmental Authority (except in connection, or in compliance, with the notification and waiting period requirements of the HSR Act), to be obtained or made by any of the Seller, the Company or any of the Insurance Subsidiaries (each, a “Governmental Approval”) that is material or any Governmental Approvals the failure to obtain or make any or all of which could reasonably be expected to prevent or delay the consummation by the Seller of the transactions contemplated by, or the performance by the Seller of any of its obligations under, any of the Seller Transaction Agreements.

Section 3.06. Statutory Statements; Absence of Undisclosed Liabilities. (a) Schedule 3.06(a)(i) of the Disclosure Schedule sets forth the following statutory statements, in each case together with the exhibits, schedules and notes thereto (collectively, the “Statutory Statements”): (A) the annual statement of the Company and each Company Subsidiary which is an insurance company (each such Company Subsidiary, an “Insurance Subsidiary”) as at the

indicated dates, in each case as filed with the insurance regulatory authority of the jurisdiction of domicile of the Company and each Insurance Subsidiary, as applicable, and (B) the quarterly statements of the Company and each Insurance Subsidiary as at the indicated dates, in each case as filed with the insurance regulatory authority of the jurisdiction of domicile of the Company and each Insurance Subsidiary, as applicable. Each of the Statutory Statements is complete and correct in all material respects, has been prepared in accordance with SAP and in conformity with the practices consistently applied by the Company or the Insurance Subsidiary, as applicable, without modification of the accounting principles used in the preparation thereof and presents fairly the statutory financial position and results of operations of the Company or the Insurance Subsidiary, as applicable, as at the indicated dates in accordance with SAP.

(b) Except as set forth in the Statutory Statements and except for liabilities and obligations of a type required to be disclosed on a balance sheet prepared in accordance with SAP incurred in the ordinary course of business consistent with past practice since the date of the Statutory Statements and not in violation of this Agreement, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Seller, there are no liabilities or obligations of the Company or any of the Insurance Subsidiaries of any nature (whether accrued, absolute, contingent or otherwise), whether or not required to be reflected on a statutory statement prepared in accordance with SAP.

Section 3.07. Absence of Certain Changes. Except as set forth in Section 3.07 of the Disclosure Schedule or as expressly contemplated by this Agreement, since March 31, 2003 the Company and the Insurance Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice, and there has not occurred any event or events that (a) individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect or (b) had such event or events occurred after the date of this Agreement, would have constituted a breach by the Seller of clause (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix) (except in so far as it relates to contracts set forth on Section 8.02(b) of the Acquiror Disclosure Schedule), (xiv) or (xv) of Section 5.01 .

Section 3.08. Absence of Litigation. (a) As of the date of this Agreement, there are no Actions (other than claims under policies and certificates of insurance within applicable policy limits) pending or, to the Knowledge of the Seller, threatened against the Company or any of the Insurance Subsidiaries that, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect.

(b) As of (x) the date of this Agreement and (y) the earlier of (1) the date which is 120 days after the date of this Agreement and (2) the Closing Date, there are no Actions pending or, to the Knowledge of the Seller, threatened against the Company or any of the Insurance Subsidiaries that question the validity of, or seek injunctive relief with respect to, any of the Seller Transaction Agreements or the right of the Seller to enter into any of the Seller Transaction Agreements.

(c) Section 3.08(c) of the Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of: (i) all pending or, to the Knowledge of the Seller, threatened Actions (A) alleging bad faith against, or seeking punitive damages or extra-

contractual damages from, the Company or any Insurance Subsidiary, (B) against the Company or any of the Insurance Subsidiaries seeking or having obtained certification as a class action, and (C) that are based on prior claims relating to the January 17, 1994 Northridge, California earthquake. As of (x) the date of this Agreement and (y) the earlier of (1) the date which is 120 days after the date of this Agreement and (2) the Closing Date, there are no pending or, to the Knowledge of the Sellers, threatened Actions (i) against the Company or any Insurance Subsidiary other than those relating to or arising out of the marketing, distribution, sale, underwriting, issuance, claims handling or any other activities related to or arising from policies or certificates of insurance or (ii) against the Company or any of the Insurance Subsidiaries seeking or having obtained certification as a class action.

Section 3.09. Compliance with Laws. Excluding Environmental Laws and Governmental Orders arising under Environmental Laws (which are covered in Section 3.12), neither the Company nor any of the Insurance Subsidiaries is in violation of any Laws or Governmental Orders applicable to it or its assets, properties or businesses (including any Laws regulating the insurance business), except for violations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect. Except as set forth in Section 3.09 of the Disclosure Schedule, neither the Company, nor any Insurance Subsidiary, is a party to, or bound by, any Governmental Order.

Section 3.10. Governmental Licenses and Permits. (a) Excluding Environmental Permits (which are covered in Section 3.12), each of the Company and the Insurance Subsidiaries holds all material governmental qualifications, registrations, filings, licenses, permits, orders, approvals or authorizations necessary to conduct its respective business and to own or use its respective assets and properties, as such businesses, assets and properties are conducted, owned and used on the date hereof (collectively, the “Material Permits”). Section 3.10(a) of the Disclosure Schedule sets forth the lines of insurance (by jurisdiction) which the Company and the Insurance Subsidiaries are licensed to write.

(b) All Material Permits are valid and in full force and effect. Except as set forth in Section 3.10(b) of the Disclosure Schedule and excluding Environmental Permits (which are covered in Section 3.12), neither the Company nor any of the Insurance Subsidiaries is in default or violation, in any material respect, of any of the Material Permits. Except as set forth in Section 3.10(b) of the Disclosure Schedule, (i) no Material Permit of the Company or any Insurance Subsidiary has been revoked, suspended, non-renewed, terminated or materially impaired in any manner since January 1, 2000, (ii) neither the Company nor any Insurance Subsidiary currently is the subject of any pending or, to the Knowledge of the Seller, threatened Action seeking the revocation, suspension, non-renewal, termination, modification or impairment of any Material Permit, and (iii) to the Knowledge of the Seller, there is no existing condition of the Company or any Insurance Subsidiary, nor has the Company or any Insurance Subsidiary received any notice from any Governmental Authority of any fact or condition, which, if left uncured, would result in the revocation, material limitation, suspension or non-renewal of any Material Permit. Neither the Company nor any Insurance Subsidiary is operating under a Governmental Order or voluntary agreement with the insurance regulatory authorities of any jurisdiction in which it now holds a Material Permit which restricts its authority to do the business authorized pursuant to such Material Permit or which would materially and adversely impact the consummation of the transactions contemplated hereby.

Subject to obtaining the consents set forth in Section 3.05 of the Disclosure Schedule, none of the Material Permits will be subject to revocation, suspension, non-renewal, withdrawal, termination or material modification as a result of the consummation of the transactions contemplated hereby.

(c) Except for limitations imposed by applicable Law that are applicable to insurance companies generally, there is no Governmental Order or any other restriction binding on the Company or any Insurance Subsidiary prohibiting or restricting the payment of shareholder dividends or other shareholder distributions by the Company or any of the Insurance Subsidiaries.

Section 3.11. Intellectual Property. (a) Section 3.11(a)(i) of the Disclosure Schedule sets forth a true and complete list of all (x) registered Copyrights, registered Trademarks, and Patent Rights owned by each of the Company and the Insurance Subsidiaries (“Registered Intellectual Property”) and (y) proprietary Software owned by each of the Company and the Insurance Subsidiaries that is material to the operation by the Company and the Insurance Subsidiaries of their respective businesses as conducted on the date of this Agreement. Except as set forth in Section 3.11(a)(ii) of the Disclosure Schedule, each of the Company and the Insurance Subsidiaries either owns, free and clear of any Liens, or has the perpetual right to use without payment of any material amount to a third party, all Intellectual Property in use by it that is material to the operation of its business as conducted on the date of this Agreement. Section 3.11(a)(ii) of the Disclosure Schedule sets forth a true and complete list of all written agreements to which the Company or any of the Insurance Subsidiaries is a party that relate to the use by it of any Intellectual Property that is material to its business as conducted on the date of this Agreement, excluding (A) written agreements from any current or former employee and any written agreements from agents, consultants, contractors or others who have provided products or performed services as works for hire and (B) any shrink wrap agreements or click wrap agreements licensing rights in commercially available Software.

(b) As of (x) the date of this Agreement and (y) the earlier of (1) the date which is 120 days after the date of this Agreement and (2) the Closing Date, (i) neither the Seller nor the Company or any of the Insurance Subsidiaries has received any written claim or notice from any Person that the Company or any of the Insurance Subsidiaries is engaging in any activity that infringes upon, violates, dilutes or misappropriates any Intellectual Property right of any Person nor, to the Knowledge of the Seller, has any Person threatened to make such a claim, (ii) there are no infringement suits, actions or proceedings pending or, to the Knowledge of the Seller, threatened against the Company or any of the Insurance Subsidiaries with respect to any Intellectual Property used or owned by it, and (iii) to the Knowledge of the Sellers, none of the employees, agents, consultants, contractors or others who have contributed to or participated in the discovery, creation or development of any Intellectual Property on behalf of the Company or any of the Insurance Subsidiaries have any right, title or interest in or to any of the Intellectual Property owned by the Company or such Insurance Subsidiary that is material to the operation of its business as conducted on the date of this Agreement.

(c) (i) The Registered Intellectual Property material to the operation of its business is valid and enforceable in all material respects, and, to the Knowledge of the Seller, is not, as of (x) the date of this Agreement and (y) the earlier of (1) the date which is 120 days after the date of this Agreement and (2) the Closing Date, the subject of any pending opposition proceedings, pending cancellation proceedings, pending interference proceedings, pending lawsuit naming the Company or an Insurance Subsidiary as a party or other pending challenges or proceedings, (ii) each of the Company and the Insurance Subsidiaries has taken all commercially reasonable actions necessary to protect such Registered Intellectual Property, and (iii) to the Knowledge of the Seller, neither the Seller nor the Company or any of the Insurance Subsidiaries has, through any action or omission, impaired or otherwise adversely affected in any material respect the rights of the Company or any Insurance Subsidiary in any of such Registered Intellectual Property.

(d) Except as set forth in Section 3.11(d) of the Disclosure Schedule, immediately after the Closing, after giving effect (x) to the transactions and terminations contemplated by Sections 5.07, 5.08 and 5.11 and (y) to the rights and services to be provided under the Computer Services Agreement, the Transition Services Agreement and the Transitional Trademark License Agreement (the “Transitional Agreements”) and the Intellectual Property Cross-License Agreement, the Company and the Insurance Subsidiaries shall have rights to all Intellectual Property (at least, with regard to the Intellectual Property covered by the Transitional Agreements, during the respective terms of such Transitional Agreements, but excluding any rights or services that the Acquiror declines, or has declined, to accept from the Seller under, or that are expressly excluded from the coverage of, such Transitional Agreement) sufficient, without the imposition of any material restriction, the payment of any material amount or the taking of any material action that was not imposed, required to be paid or required to be taken, respectively, on or by the Company or any Insurance Subsidiary prior to the Closing Date (except as otherwise provided in the Transitional Agreements), to allow them to operate their respective businesses in the ordinary course and consistent with past practice in all material respects without infringing the Intellectual Property rights of any other Person or breaching in any material respect any of the contractual obligations of the Company and the Insurance Subsidiaries or of the Seller.

Section 3.12. Environmental Matters. (i) To the Knowledge of the Seller, none of the Leased Real Properties is, as of (x) the date of this Agreement and (y) the earlier of (1) the date which is 120 days after the date of this Agreement and (2) the Closing Date, subject to a written notice, request for information or order from or agreement with a Governmental Authority or third party respecting the release or threatened release of a Hazardous Material into the environment or the violation of any Environmental Law; (ii) there has been no release, discharge or disposal of Hazardous Materials on, at or under any real property formerly owned by the Company or any of the Insurance Subsidiaries during the period that it was owned by the Company or any Insurance Subsidiary or, to the Knowledge of the Seller, the Leased Real Properties (or any real property formerly leased by the Company and the Insurance Subsidiaries during the period that it was leased by the Company or any Insurance Subsidiary), or arising out of the conduct by the Company and the Insurance Subsidiaries of their respective businesses, that would reasonably be expected to result in the imposition of any material liability to the Company or any of the Insurance Subsidiaries under the Environmental Laws; (iii) to the Knowledge of the Seller, there has been no release, discharge or disposal of a Hazardous Material at parcels of real property other than any real property referred to in item (ii) that would reasonably be expected to have a material and adverse effect on any Leased Real Property; (iv) to the Knowledge of the Seller, none of the Leased Real Properties is subject to any Lien in favor of any Governmental

Authority for (A) material liability under any Environmental Laws or (B) material costs incurred by a Governmental Authority in response to a release or threatened release of a Hazardous Material into the environment; (v) to the Knowledge of the Seller, with respect to the Leased Real Properties, or the operation by the Company and the Insurance Subsidiaries of their respective businesses thereon, there are no material judicial or administrative proceedings pending or threatened arising under or relating to an Environmental Law or making any claim based on an Environmental Law for personal injury, wrongful death or property damage; (vi) the Company and the Insurance Subsidiaries have operated and are operating their respective businesses in compliance in all material respects with applicable Environmental Laws; and (vii) the Company and the Insurance Subsidiaries have obtained all material Environmental Permits that are necessary to the operation of their respective businesses as conducted on the date of this Agreement, all such material Environmental Permits are in good standing and the Company and the Insurance Subsidiaries are in compliance in all material respects with their terms and conditions.

Section 3.13. Material Contracts. (a) Section 3.13(a) of the Disclosure Schedule lists each of the Material Contracts as in effect on the date of this Agreement and, in the case of each Material Contract evidencing indebtedness for borrowed money or an intercompany obligation, the outstanding principal amount thereof as of the date indicated in such section of the Disclosure Schedule.

(b) Except as set forth in Section 3.13(b) of the Disclosure Schedule, each Material Contract is a legal, valid and binding obligation of the Company or an Insurance Subsidiary, and, to the Knowledge of the Seller, each other party to such Material Contract, and is enforceable against the Company or an Insurance Subsidiary, as applicable, and, to the Knowledge of the Seller, each such other party, in accordance with its terms (except in each case as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles (whether or not such enforceability is considered in a proceeding at Law or in equity)), and none of the Company or any Insurance Subsidiary or, to the Knowledge of the Seller, any other party to a Material Contract is in material default or material breach or has failed to perform any material obligation under a Material Contract, and, to the Knowledge of the Seller, there does not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both), or give to the other party thereto any rights of termination, amendment, acceleration or cancellation of, or result in the payment of any penalty or liquidated damages, under a Material Contract.

(c) Except as set forth in Section 3.13(c) of the Disclosure Schedule, immediately after the Closing, after giving effect to the transactions and terminations contemplated by Sections 5.07 and 5.08 and to the Computer Services Agreement, the Transition Services Agreement and the Transitional Trademark License Agreement, the Company and the Insurance Subsidiaries shall have all contractual rights (at least during the terms of the Computer Services Agreement, the Transition Services Agreement and the Transitional Trademark License Agreement, but, in each case, excluding any rights or services that the Acquiror declines, or has declined, to accept from the Seller under, or are expressly excluded from the coverage of, any such Transaction Agreement) sufficient, without the imposition of any restriction, the payment of any amount or the taking of any action that was not imposed, required to be paid or required to be taken, respectively, on or by the Company or any Insurance Subsidiary prior to the Closing Date (except as otherwise provided in the Computer Services Agreement, the Transition Services Agreement and the Transitional Trademark License Agreement), to allow them to operate their respective businesses in the ordinary course and consistent with past practice in all material respects without breaching in any material respect any of contractual obligations of the Company and the Insurance Subsidiaries or of the Seller.

Section 3.14. Employee Benefits; Employees.

Section 3.15. Insurance Issued by the Company and the Insurance Subsidiaries. Except as set forth in Section 3.15 of the Disclosure Schedule:

(a) All insurance contract benefits due and payable by or on behalf of the Company or any of the Insurance Subsidiaries have in all material respects been paid in accordance with the terms of the insurance contracts under which they arose, except for such benefits for which the Company or an Insurance Subsidiary, as applicable, believes there is a reasonable basis to contest payment;

(b) All policy forms issued by the Company or any of the Insurance Subsidiaries, and all amendments, applications, and certificates pertaining thereto, where required by applicable Laws, have been approved by all applicable Government Authorities or filed with and not objected to by such Governmental Authorities within the period provided by applicable Laws for objection, subject to such exceptions that, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Material Adverse Effect, and all such forms comply in all material respects with, and have been administered in all material respects with, applicable Laws;

(c) Any rates of the Company or any of the Insurance Subsidiaries that are required to be filed with or approved by any Governmental Authority have been so filed or approved and the rates used by the Company and the Insurance Subsidiaries conform in all material respects thereto subject to such exceptions that, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Material Adverse Effect; and

(d) As of (x) the date of this Agreement and (y) the earlier of (1) the date which is 120 days after the date of this Agreement and (2) the Closing Date, there are no outstanding disputes with current or former agents or brokers of the Company or any of the Insurance Subsidiaries concerning commissions except for such disputes that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(e) As of (x) the date of this Agreement and (y) the earlier of (1) the date which is 120 days after the date of this Agreement and (2) the Closing Date, there are no unpaid claims or assessments made against the Company or any Insurance Subsidiary by any state insurance guaranty associations or similar organizations in connection with such association’s insurance guarantee fund.

(f) Each of the Company and the Insurance Subsidiaries is in material compliance with, and adheres in all material respects, to its underwriting guidelines.

Section 3.16. Reinsurance. Section 3.16 of the Disclosure Schedule sets forth a true and complete list as of the date hereof of all reinsurance and retrocessional treaties and agreements to which the Company or any of the Insurance Subsidiaries is a party (other than such treaties and agreements solely covering liabilities ceded pursuant to either of the Excluded Business Reinsurance and Administrative Agreements) and has any existing rights or obligations, each of which treaties and agreements is in full force and effect. True and complete copies of all such treaties and agreements have been made available to the Acquiror. Except as set forth in Section 3.16 of the Disclosure Schedule or except as, individually or in the aggregate, would not, or would not reasonably be expected to, have a Material Adverse Effect, (a) neither the Company nor any of the Insurance Subsidiaries is in default under any such reinsurance treaty or agreement where such default gives rise to any right of termination, acceleration or cancellation to the other party or parties thereto and (b) all reinsurance premiums due under such reinsurance treaties or agreements have been paid in full or were adequately accrued or reserved for by the Company and each of the Insurance Subsidiaries. To the actual knowledge of the persons listed in the definition of “Knowledge of the Seller”, all amounts recoverable under reinsurance, coinsurance or other similar contracts to which the Company or any of the Insurance Subsidiaries is a party (other than such contracts covering liabilities ceded pursuant to either of the Excluded Business Reinsurance and Administrative Agreements) (including amounts based on paid and unpaid losses) are fully collectible. As of (x) the date of this Agreement and (y) the earlier of (1) the date which is 120 days after the date of this Agreement and (2) the Closing Date, except as set forth in Section 3.16 of the Disclosure Schedule, there are no pending or, to the Knowledge of the Seller, threatened, Actions with respect to any reinsurance or retrocessional treaties or agreements. Other than with respect to the Policies (as that term is defined in the Excluded Business Reinsurance and Administration Agreements), as to which no representation or warranty is made, neither the Company nor any of the Insurance Subsidiaries will have any direct or indirect liability or obligation (including any liability or obligation to contribute to any national or other settlements) with respect to asbestos under any insurance policies issued or assumed by the Company or any of the Insurance Subsidiaries prior to the Closing.

Section 3.17. Ratings. Excluding Bayside Casualty Insurance Company (which is not rated), as of the date hereof: (a) the insurance or insurer financial strength of the Company and each of the Insurance Subsidiaries is rated A and AA- by A.M. Best & Co. and Standard & Poor’s Ratings Service (collectively, the “Rating Agencies”), respectively, and (b) except as set forth in Section 3.17(b) of the Disclosure Schedule, (i) no Rating Agency has publicly announced, provided written notice or, to the Knowledge of the Seller, provided oral notice to the Seller, the Company or any of the Insurance Subsidiaries that it has under surveillance or review for a possible downgrading of its rating of the insurance and insurer financial strength or any claims paying ability of the Company or any of the Insurance Subsidiaries and (ii) none of the Seller, Company and the Insurance Subsidiaries has received any written notice or, to the Knowledge of the Seller, oral notice from any Rating Agency to the effect that any rating specified in clause (a) above is likely to be modified, qualified or lowered.

Section 3.18. Company Investment Assets. The Seller has made available to the Acquiror a true and complete list of all investment assets (whether or not required by SAP to be reflected on a balance sheet) beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by the Company or any of the Insurance Subsidiaries, including bonds, notes, debentures, mortgage loans, collateral loans and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts and derivatives, real property and all other assets acquired for investment purposes (“Company Investment Assets”) as of March 31, 2003. Except as set forth in Section 3.18 of the Disclosure Schedule, as of March 31, 2003, (i) the Company or an Insurance Subsidiary has good and, in the case of marketable securities, marketable title to each of the Company Investment Assets, free and clear of any Liens other than Permitted Liens, (ii) none of the Company Investment Assets is in default in the payment of principal or interest or dividends or, to the Knowledge of Seller, permanently impaired to any extent. The acquisition by the Company or an Insurance Subsidiary of all Company Investments Assets complied in all material respects with all applicable Laws.

Section 3.19. Insurance. Section 3.19(a) of the Disclosure Schedule sets forth a true and complete list as of the date hereof of all current policies of property and liability insurance covering the Company and the Insurance Subsidiaries, other than those insurance policies maintained by the Company or any of the Insurance Subsidiaries solely for its own benefit and Section 3.19(b) of the Disclosure Schedule sets forth a true and complete list of all such current property and liability insurance policies maintained by the Company or any of the Insurance Subsidiaries solely for its own benefit. Each of the Company and the Insurance Subsidiaries is, and at all times since January 1, 2000, has been, covered on an uninterrupted basis by valid and effective insurance policies or binders which are in full force and effect (and all premiums due and payable thereon have been paid in full on a timely basis), and no written notice of cancellation, termination, revocation or limitation or other indication that any insurance policy is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder has been received by the Company or any of the Insurance Subsidiaries or the Seller and, to the Knowledge of the Seller, neither the Company nor any of the Insurance Subsidiaries is in default of any provision thereof, except for such defaults that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

Section 3.20. Property. (a) As of the Closing Date, none of the Company and the Insurance Subsidiaries will own, beneficially or of record, any real property. Section 3.20(a) of the Disclosure Schedule contains a true, correct and complete statement of the mortgages, deeds of trust, deeds to secure debt or other liens securing payment of borrowed money (collectively, the “Mortgages”) to which the Company or any of the Transferred Companies is a party as mortgagor, trustor or obligor. Section 3.20(a) of the Disclosure Schedule separately sets forth as of the date hereof the current principal balance of each of the Mortgages.

(b) Section 3.20(b) of the Disclosure Schedule sets forth all real property leased as of the date hereof by the Company or an Insurance Subsidiary, as lessee (individually, a “Real Property Lease” and collectively, the “Real Property Leases”; with the real properties specified in such leases being referred to herein individually as a “Leased Real Property” and collectively as the “Leased Real Properties”). The Company or an Insurance Subsidiary will have a valid and enforceable leasehold interest under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general equitable principles (whether or not enforcement is sought in a proceeding at Law or in equity), and none of the Seller, the Company and any of the Insurance Subsidiaries has received any written notice of any default under any Real Property Lease, and to the Knowledge of the Seller, no event has occurred and no condition exists that, with notice or lapse of time, or both, would constitute a default by the Company and the Insurance Subsidiaries under any of the Real Property Leases, except such defaults that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect. Except as set forth in Section 3.20(b) of the Disclosure Schedule, neither the Company nor any of the Insurance Subsidiaries has assigned, sublet, transferred, disposed of, or permitted to exist any Lien, except for Permitted Liens, on its interest in any Real Property Lease. The Seller has delivered or otherwise made available to the Acquiror true, correct and complete copies of the Leases as in effect as of the date hereof, together with all material amendments, modifications or supplements, if any, thereto.

(c) Except as set forth in Section 3.20(c)(i) of the Disclosure Schedule, the Company and each of the Insurance Subsidiaries is in possession of and has title to, or has valid leasehold interests in or valid rights under contract to use, all tangible personal property used in the conduct of its businesses, including all tangible personal property reflected on the Statutory Statements, other than property disposed of since the date thereof in the ordinary course of business and tangible personal property acquired since such date. Except as set forth in Section 3.20(c)(ii) of the Disclosure Schedule, such tangible personal property is free and clear of all Liens, other than Permitted Liens, and, immediately after the Closing, after giving effect to the transactions and terminations contemplated by Sections 5.07 and 5.08 and to the Computer Services Agreement and the Transition Services Agreement, will be, in the aggregate, sufficient to allow the Company and the Insurance Subsidiaries to operate their respective businesses in the ordinary course and consistent with past practice in all material respects (at least during the terms of the Computer Services Agreement and the Transition Services Agreement, but, in each case, excluding any rights or services that the Acquiror declines, or has declined, to accept from the Sellers under, or are expressly excluded from the coverage of, any such Transaction Agreement), without the imposition of any restriction, the payment of any amount to any third party or the taking of any action that was not imposed, required to be paid or required to be taken, respectively, on or by the Company or any Insurance Subsidiary prior to the Closing Date (except in each case as otherwise provided in the Computer Services Agreement and the Transition Services Agreement).

Section 3.21. Taxes. Except as set forth in Section 3.21 of the Disclosure Schedule:

(a) (i) All income and other material Tax Returns required to be filed by or on behalf of the Company and each of the Insurance Subsidiaries have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings); (ii) all such Tax Returns are complete and accurate in all material respects as they relate to the Company and the Insurance Subsidiaries; (iii) all amounts shown due on such Tax Returns and all income and other material Taxes payable without the filing of a Tax Return, in both cases insofar as they relate to the Company and the Insurance Subsidiaries, have been fully and timely paid; (iv) neither the Company nor any Insurance Subsidiary is currently the beneficiary of any extension of time within which to file any income or other material Tax Return, (v) none of the Company or any Insurance Subsidiary has waived or been requested to waive any statute of limitations in respect of income or other material Taxes which waiver is currently in effect, (vi) the Tax Returns referred to in clause (i) have been examined by the appropriate taxing authority or the period for assessment of the Taxes in respect of which each such Tax Return was required to be filed (taking into account all applicable extensions and waivers) has expired, and (vii) since January 1, 1996 for federal income Tax purposes and since November 5, 1997 for state income Tax purposes, neither the Company nor any Insurance Subsidiary has been a member of any consolidated, combined or unitary group other than each such group of which it is a member on the date hereof, and the Company and each Insurance Subsidiary currently file federal income tax returns on a consolidated basis with the “affiliated group” (as defined in Section 1504 of the Code) of which GE is the common parent.

(b) The Company and each of the Insurance Subsidiaries have complied in all material respects with all applicable Laws relating to the withholding of Taxes and have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate Tax Authority all material amounts required to be so withheld and paid over.

(c) All deficiencies asserted or assessments made in writing as a result of any examinations by any Tax Authority of Tax Returns of or covering the Company or any of the Insurance Subsidiaries insofar as they relate to the Company and the Insurance Subsidiaries, have been fully paid, and no other audits or investigations by any Tax Authority relating to any Tax Returns of or covering the Company or any of the Insurance Subsidiaries insofar as such Tax Returns relate to the Company and the Insurance Subsidiaries, are in progress with respect to which the Company or any of the Insurance Subsidiaries has received written notice thereof from a Tax Authority.

(d) Neither the Company nor any Insurance Subsidiary is a party to any Tax sharing or similar Tax agreements pursuant to which it will have any obligation to make any payments after the Closing Date.

(e) There are no Tax rulings, requests for rulings, or closing agreements relating to the Company or any Insurance Subsidiary which could affect the Company’s or any Insurance Subsidiary’s liability for Taxes for any period after the Closing Date.

(f) Neither the Company nor any Insurance Subsidiary is required to make any adjustment pursuant to Section 481(c) of the Code (or any corresponding provision of

Law) for any Straddle Period or any Post-Closing Taxable Period as a result of a change in accounting method.

(g) Neither the Company nor any Insurance Subsidiary has filed a consent under Section 341(f) of the Code or any comparable provision of Law.

(h) The Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(i) There are no Liens for Taxes upon any assets of the Company or any Insurance Subsidiary except for Permitted Liens.

(j) Since January 1, 2000, no written claim has been made by a Taxing Authority in a jurisdiction where the Company or any Insurance Subsidiary has never paid Taxes or filed Tax Returns asserting that the Company or such Insurance Subsidiary, as the case may be, is or may be subject to Taxes assessed by such jurisdiction.

Section 3.22. Brokers. Neither the Seller nor any of its Affiliates has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement for which the Acquiror or any of its Affiliates has or could have any liability.

Section 3.23. Reserves. The reserves of the Company and each of the Insurance Subsidiaries reflected in the Statutory Statements were determined in accordance with generally accepted actuarial methods and standards, consistently applied. The statutory capital of the Company and each Insurance Subsidiary (as determined under applicable Laws) are in an amount at least equal to the minimum amounts required by applicable Laws. No representation or warranty is hereby made as to the adequacy or sufficiency of reserves or, except as set forth in Section 3.16, the collectibility of amounts under any reinsurance treaties or agreements, and nothing in this Agreement (including without limitation Section 3.06, but excluding Section 3.16 solely with respect to collectibility of reinsurance) shall be deemed to constitute such a representation or warranty.

Section 3.24. Unpaid Claims. Section 3.24 of the Disclosure Schedule sets forth a complete and accurate list of all policyholder or group certificate holder claims (other than claims arising under or relating to policies to be reinsured by MWIC pursuant to the Excluded Business Reinsurance and Administration Agreements) for benefits pursuant to policy provisions against the Company or of the Insurance Subsidiaries that were unpaid as of March 31, 2003, where the amount claimed by a particular policyholder or certificate holder gross of reinsurance is equal to or exceeds $250,000, or, where the aggregate amount of such claim is not determinable and there is a specific reserve established with respect to such claim, the amount of such reserve exceeds $250,000.

Section 3.25. Risk-based Capital. The Seller has made available to the Acquiror true and complete copies of all analyses and reports submitted by the Company or any Insurance Subsidiary to any insurance regulatory authority during the past 12 months relating to risk-based capital calculations.

Section 3.26. Actuarial Analysis. The Seller has made available to the Acquiror a true and complete copy of the Actuarial Analysis of the U.S. Auto Operations of GE Financial Assurance Holdings, Inc. as of June 30, 2002, prepared by Tillinghast & Co., dated February 11, 2003, and all addenda, supplements and modifications thereto provided by Tillinghast & Co. to the Seller. The information prepared by the Company and the Insurance Subsidiaries for use in the preparation of such analysis was, as of the date of delivery to Tillinghast & Co., believed by the Company and the Insurance Subsidiaries, as applicable, in good faith to be reasonable.

Section 3.27. Regulatory Filings. The Seller has made available for inspection by the Acquiror (i) each annual statement filed with or submitted to any insurance regulatory authorities by the Company or any Insurance Subsidiary since December 31, 1999, (ii) any reports of examination (including, without limitation, financial, market conduct and similar examinations) of the Company or any Insurance Subsidiary issued by any insurance regulatory authority, in any case, since December 31, 1999 and (iii) all other holding company filings or submissions made by the Company or Insurance Subsidiary with any insurance regulatory authority since December 31, 1999. Except as set forth in Section 3.27 of the Disclosure Schedule, all material deficiencies or violations noted in the examination reports described in clause (ii) above have been resolved to the material satisfaction of the insurance department that noted such deficiencies or violations. The Company and the Insurance Subsidiaries have each filed all material reports, statements, documents, registrations, filings or submissions required to be filed with any Governmental Authority since December 31, 1999. All such registrations, reports, statements, documents, filings and submissions were in material compliance with applicable Laws when filed, and no material deficiencies have been asserted by any such Governmental Authority or other regulatory body with respect to such registrations, filings or submissions that have not been satisfied. As of the date hereof, neither the Company nor any Insurance Subsidiary is “commercially domiciled” under the Laws of any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than its respective jurisdiction of organization.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

The Acquiror hereby represents and warrants to Seller as follows:

Section 4.01. Incorporation and Authority of the Acquiror. The Acquiror is an insurance company duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all necessary power to enter into this Agreement and each of the other Transaction Agreements to which the Acquiror is intended by this Agreement to be a party (the “Acquiror Transaction Agreements”) and to consummate the transactions contemplated by, and to carry out its obligations under, the Acquiror Transaction Agreements. The execution and delivery of the Acquiror Transaction Agreements by the Acquiror, the consummation by the Acquiror of the transactions contemplated by, and the performance by the Acquiror of its obligations under, the Acquiror Transaction Agreements have been duly authorized by all requisite action on the part of the Acquiror. This Agreement has been, and upon execution and delivery, the other Acquiror Transaction Agreements will be, duly executed and delivered by the Acquiror, and (assuming due authorization, execution and delivery by the

Seller) this Agreement constitutes, and upon execution and delivery thereof, each of the other Acquiror Transaction Agreements will constitute the legal, valid and binding obligation of the Acquiror enforceable against the Acquiror in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 4.02. Qualification of the Acquiror. The Acquiror has all requisite power and authority to operate its business as now conducted and is duly qualified as a foreign corporation to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for such failures as would not materially impair or delay the ability of the Acquiror to consummate the transactions contemplated by, or perform its obligations under, the Acquiror Transaction Agreements.

Section 4.03. No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 4.04 have been obtained or taken, except as otherwise provided in this Article IV and except as may result from any facts or circumstances relating to the Seller, the Company or the Insurance Subsidiaries, the execution, delivery and performance by the Acquiror of, and the consummation by the Acquiror of the transactions contemplated by, the Acquiror Transaction Agreements do not and will not (a) violate or conflict with the organizational documents of the Acquiror, (b) conflict with or violate any Law or other Governmental Order applicable to the Acquiror or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the assets or properties of the Acquiror pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which the Acquiror or any of its Subsidiaries is a party or by which any of such assets or properties is bound or affected, except, in the case of clause (c), any such conflicts, violations, breaches, defaults, rights or Liens as would not materially impair or delay the ability of the Acquiror to consummate the transactions contemplated by, or perform its obligations under, the Acquiror Transaction Agreements.

Section 4.04. Consents and Approvals. Except as set forth in Section 4.04 of the Acquiror Disclosure Schedule, or as may result from any facts or circumstances solely relating to the Seller or its Affiliates (as opposed to any other third party), the execution and delivery by the Acquiror of the Acquiror Transaction Agreements do not, and the performance by the Acquiror of, and the consummation by the Acquiror of the transactions contemplated by, the Acquiror Transaction Agreements will not, require any material consent, approval, authorization or other action by, or any material filing with or notification to, any Governmental Authority, except (a) in connection, or in compliance, with the notification and waiting period requirements of the HSR Act or (b) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or delay the Acquiror from consummating the transactions contemplated by or performing any of its material obligations under the Acquiror Transaction Agreements.

Section 4.05. Securities Matters. The Shares are being acquired by the Acquiror for its own account and without a view to the public distribution or sale of the Shares or any interest in them. The Acquiror has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares, and the Acquiror is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares. The Acquiror understands and agrees that it may not sell or dispose of any of the Shares other than pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and applicable foreign securities laws.

Section 4.06. Financial Ability. The Acquiror has, and will have at the Closing, the financial ability to consummate the transactions contemplated by this Agreement.

Section 4.07. Investigation. The Acquiror acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company, the Insurance Subsidiaries and their respective businesses. The Acquiror further acknowledges and agrees that the only representations, warranties, covenants and agreements made by the Seller are the representations, warranties, covenants, and agreements made in the Transaction Agreements and the Seller makes no other express or implied representation or warranty with respect to the Company, the Insurance Subsidiaries or their respective businesses or otherwise or with respect to any other information provided by the Seller or any of its Affiliates or Representatives. The Acquiror has not relied upon any other representations or other information made or supplied by or on behalf of Seller or by any Affiliate or Representative of the Seller.

Section 4.08. Brokers. Neither the Acquiror nor any of its Affiliates has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement for which the Seller or any of its Affiliates has or could have any liability.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01. Conduct of Business Prior to the Closing. Except as otherwise contemplated by or necessary to effectuate the Transaction Agreements (other than as to clause (ix) below) and except for matters identified in Section 5.01 of the Disclosure Schedule, from the date of this Agreement through the Closing, unless the Acquiror otherwise consents in advance (and the response by the Acquiror to any request for such consent shall not be unreasonably delayed), the Seller will consult with the Acquiror with respect to material operational matters concerning the respective businesses conducted by the Company and the Insurance Subsidiaries, and will cause the Company and the Insurance Subsidiaries to (a) conduct their businesses in the ordinary course consistent with past practice, subject to applicable fiduciary obligations, (b) use commercially reasonable efforts to preserve intact their business organizations, to keep available the services of officers and key employees, consultants and agents of their businesses and to maintain the current significant business relationships and goodwill with the policyholders, agents, brokers, distributors and other customers, suppliers and service providers of and to their businesses, and (c) not do any of the following:

(i) declare, set aside, make or pay any dividend or other distribution in respect of the Capital Stock of the Company or any of the Insurance Subsidiaries if to do so would cause (x) the Company’s Statutory Surplus to be less than the Capital Threshold or (y) the Company’s or any Insurance Subsidiary’s total adjusted capital to be, as of the Closing Date, less than 200% of its authorized control-level risk-based capital level as determined in accordance with the risk-based capital rules of such Person’s respective jurisdiction of domicile;

(ii) repurchase, redeem, repay or otherwise acquire any outstanding Equity Shares or other securities of the Company or any of the Insurance Subsidiaries;

(iii) transfer, issue, sell or dispose of any Equity Shares or other securities of the Company or any of the Insurance Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire Equity Shares or other securities of the Company or any of the Insurance Subsidiaries;

(iv) effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company or any of the Insurance Subsidiaries;

(v) amend the certificate of incorporation or by-laws (or other comparable organizational documents) of the Company or any of the Insurance Subsidiaries;

(vi) make any material change in the policies, practices or principles of the Company or any of the Insurance Subsidiaries in effect on the date hereof with respect to accounting, preparation and filing of Tax Returns insofar as they relate to the Company and the Insurance Subsidiaries, reserving, underwriting or claims administration (other than any change required by applicable Laws or SAP);

(vii) purchase, sell, lease, exchange, or otherwise dispose of or acquire any property or assets (other than transactions occurring in the ordinary course of business consistent with past practices, including with respect to Company Investment Assets) or enter into any lease of real property (other than, in each case, in the ordinary course of business consistent with past practices) or make any capital expenditure, for which the aggregate consideration paid or payable in any individual transaction is in excess of $250,000 or in the aggregate in excess of $2,500,000;

(viii) incur any financial indebtedness for borrowed money from third party lending sources (other than current trade accounts payable incurred in respect of property or services purchased in the ordinary course of business consistent with past practices) or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances (other than, in each case, in the ordinary course of business consistent with past practices, including with respect to Company Investment Assets), for individual amounts in excess of $1,000,000 or in the aggregate in excess of $2,500,000 (or, in the case of loans or advances to Affiliates, for individual amounts in excess of $2,500,000 or in the aggregate in excess of $10,000,000);

(ix) except for the Transaction Agreements, enter into any reinsurance or other similar contract, whether as reinsurer or reinsured, except in the ordinary course of business and consistent with past practice, or enter into or amend (in any material respect) or, other than pursuant to its current terms, terminate, renew or extend any Material Contract referred to in clause (ii), (iv), (v), (vi) or (vii) of the definition of “Material Contract” set forth in Exhibit A or any of the contracts set forth in Section 8.02(b) of the Acquiror Disclosure Schedule;

(x) in any material respect, (A) grant, increase, or accelerate the vesting or payment of, or announce or promise to grant, increase or accelerate the vesting or payment of, any wages, salaries, bonuses, incentives, severance pay, other compensation, pension or other benefits payable or potentially available to any Continued Employee (including any Management Employee other than an Excluded Management Employee), or Executive Agent (other than an Excluded Executive Agent) including any increase or change pursuant to any Benefit Plan or (B) establish, adopt, increase or amend (or promise to take any such action(s)) any Benefit Plan or any benefits potentially available thereunder, in either case except as required by Law or by any contract in existence on the date hereof or involving reasonable ordinary increases consistent with past practice;

(xi) hire or enter into, or amend in any material respect, any employment contracts with executive officers;

(xii) [Intentionally Omitted.];

(xiii) enter into any new line of business, or introduce any new products or services, or change in any material respect existing products or services;

(xiv) enter into, amend or, other than pursuant to its current terms, terminate, renew or extend any contract, agreement, lease, license, commitment, instrument, arrangement, relationship or understanding with any Affiliate of the Company or any of the Insurance Subsidiaries (other than another Insurance Subsidiary), including any stockholder, director or officer of the Company or any of the Insurance Subsidiaries (or any of their respective family members or Affiliates);

(xv) settle or compromise any Action or threatened Action (in each case, except for claims under policies and certificates of insurance within applicable policy limits), other than any settlement or compromise that involves solely cash payments not in excess or $500,000 or in the aggregate in excess of $2,500,000;

(xvi) pay, discharge or satisfy any liabilities or obligations, other than payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities or obligations reflected on the Statutory Statements or incurred in the ordinary course of business consistent with past practice;

(xvii) amend any existing or enter into any new material marketing agreements or incur any discretionary marketing costs or expenses above the amount in aggregate in the Company’s or Insurance Subsidiary’s current marketing plan or budget;

(xviii) make any payment to obtain any consent listed in Section 8.02(b) of the Disclosure Schedule; or

(xix) enter into any legally binding commitment with respect to any of the foregoing.

Section 5.02. Access to Information. (a) From the date of this Agreement until the Closing Date, upon reasonable prior notice, and except as determined in good faith to be appropriate to ensure compliance with any applicable Laws and subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, the Seller shall, and shall cause the Company and each of the Insurance Subsidiaries and each such Person’s respective Representatives, to (i) afford the Representatives of the Acquiror reasonable access to the offices, properties, books and records of the Company and the Insurance Subsidiaries and (ii) furnish to the Representatives of the Acquiror such additional financial and operating data and other information regarding the Company and the Insurance Subsidiaries businesses conducted by them as the Acquiror may from time to time reasonably request; and (iii) make available to the Representatives of the Acquiror and its Affiliates, the employees of the Seller and their Affiliates in respect of the Company and the Insurance Subsidiaries and the businesses conducted by them and use their commercially reasonable efforts (without any requirement of the Seller, the Company and the Insurance Subsidiaries or any of their respective Representatives to incur any expense to a third party) to make available to the Representatives of the Acquiror and its Affiliates the employees of third party outsourcing companies who provide services to, and are located on the premises of, the Company and the Insurance Subsidiaries, in each case, whose assistance and expertise is necessary to assist the Acquiror in connection with the Acquiror’s preparation to integrate the Company and the Insurance Subsidiaries and their businesses and personnel into the Acquiror’s organization following the Closing; provided, however, that the reasonableness of such access and requests shall be determined by taking into account, among other considerations, the competitive positions of the parties and the sensitive nature of the transactions contemplated hereby, and, provided further, that such investigation shall be on a basis and follow procedures that the parties shall mutually agree, and shall not unreasonably interfere with any of the businesses or operations of the Seller, the Company, the Insurance Subsidiaries or any of their respective Affiliates; and provided further, that the auditors and accountants of the Seller, the Company, the Insurance Subsidiaries or any of their respective Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. If so reasonably requested by the Seller, the Acquiror shall enter into a customary joint defense agreement with any one or more of the Seller, the Company and the Insurance Subsidiaries with respect to any information to be provided to the Acquiror pursuant to this Section 5.02(a). Without limiting the foregoing, any environmental investigation undertaken by the Acquiror shall not include invasive sampling of soil or groundwater on any property occupied by or otherwise affiliated with the Company or any Insurance Subsidiary without the Seller’s prior written consent, which will not be unreasonably withheld or delayed.

(b) In addition to the provisions of Section 5.03, from and after the Closing Date, in connection with any reasonable business purpose, including the preparation of Tax Returns and the determination of any matter relating to the rights or obligations of the Seller or any of its respective Affiliates under any of the Transaction Agreements, upon reasonable prior notice, and except as determined in good faith to be appropriate to ensure compliance with any applicable Laws (including any rights of any Employee with respect to privacy or confidentiality of such Employee’s personnel, medical and other records and information) and subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, the Acquiror shall, and shall cause the Company and the Insurance Subsidiaries and their respective Affiliates and Representatives to (i) afford the Representatives of the Seller and its Affiliates reasonable access, during normal business hours, to the offices, properties, books and records of the Company and the Insurance Subsidiaries and the businesses conducted by them, (ii) furnish to the Representatives of the Seller and its Affiliates such additional financial and other information regarding the Company and the Insurance Subsidiaries and the businesses conducted by them as the Seller or its Representatives may from time to time reasonably request and (iii) make available to the Representatives of the Seller and its Affiliates the employees of the Acquiror and its Affiliates in respect of the Company and the Insurance Subsidiaries and the businesses conducted by them whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist Seller in connection with the Seller’s inquiries for any of the purposes referred to above, including, at the Seller’s sole cost and expense, including reimbursement to the Acquiror or such Affiliates, provided that the Seller will reimburse the Acquiror for the reasonable value of the time and any out–of–pocket expenses of such persons who appear as witnesses in hearings or trials at the request of the Seller; provided, however, that the reasonableness of such access and requests shall be determined by taking into account, among other considerations, the competitive positions of the parties and the sensitive nature of the transactions contemplated hereby, and, provided further, that such investigation shall be on a basis and follow procedures that the parties shall mutually agree, and that such investigation shall not unreasonably interfere with the business or operations of the Acquiror or any of its Affiliates; and provided further, that the auditors and accountants of the Acquiror or its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. If so reasonably requested by the Acquiror, the Seller shall enter into a customary joint defense agreement with the Acquiror and its Affiliates (including the Company and the Insurance Subsidiaries) with respect to any information to be provided to the Seller pursuant to this Section 5.02(b).

(c) Notwithstanding anything in this Agreement to the contrary, the Seller shall not be required, prior to the Closing, to disclose, or cause the disclosure of, to the Acquiror or its Affiliates or Representatives (or provide access to any offices, properties, books or records of the Seller or any of its Affiliates that could result in the disclosure to such persons or others of) any information that is required to be treated as confidential pursuant to any confidentiality agreement (or instrument with a similar effect) entered into in connection with any potential business acquisition or combination transaction which has not occurred and which the Company and the Insurance Subsidiaries are no longer considering, nor shall the Seller be required to permit or cause others to permit the Acquiror or its Affiliates or Representatives to have access to or to copy or remove from the offices or properties of the

Seller or any of its Affiliates any documents or other materials that might reveal any such confidential information.

Section 5.03. Books and Records. Subject to Section 5.04(b), the Seller and its Affiliates shall have the right to retain copies of all books and records of the Company and each of the Insurance Subsidiaries and their respective businesses relating to periods ending on or prior to the Closing Date subject to compliance with all applicable privacy Laws relating to information (including employment and medical records) regarding the Employees. The Acquiror agrees that, with respect to all original books and records of the Company and each of the Insurance Subsidiaries existing as of the Closing Date, it will (and will cause each of the Insurance Subsidiaries to) (a) comply in all material respects with all applicable Laws relating to the preservation and retention of records and (b) apply preservation and retention policies that are no less stringent than those generally applied by the Acquiror. Following the Closing, the Seller shall promptly deliver to the Acquiror all original books and records of the Company and the Insurance Subsidiaries in the possession of the Seller or any of its Affiliates (other than the Company and the Insurance Subsidiaries).

Section 5.04. Confidentiality. (a) The terms of the letter agreement dated February 14, 2003, as amended (the “Confidentiality Agreement”), between the Seller and AIG Global Investment Group, Inc. are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing (except for the provisions restricting the number of Representatives (as defined in the Confidentiality Agreement) who may receive Evaluation Material (as defined in the Confidentiality Agreement), which shall no longer apply), at which time the confidentiality obligations under the Confidentiality Agreement shall terminate. If, for any reason, the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) From and after the Closing, the Seller and its Affiliates on the one hand, and the Acquiror and its Affiliates (including the Company and the Insurance Subsidiaries), on the other hand, shall, and shall cause their respective Representatives to, maintain in confidence, and not use to the detriment of the other party (including for the purposes of competing with the other party of its Affiliates), any written, oral or other information relating to or obtained from the other party or its Affiliates (including with respect to the Acquiror following the Closing, the Company and the Insurance Subsidiaries), except that the foregoing requirements of this Section 5.04(b) shall not apply to the extent that (i) any such information is or becomes generally available to the public other than (A) in the case of the Acquiror, as a result of disclosure by the Seller, its Affiliates or any of its respective Representatives and (B) in the case of the Seller, as a result of disclosure by the Acquiror, the Company or any Insurance Subsidiary (after the Closing Date) or any of their respective Affiliates, or any of their respective Representatives, (ii) any such information is required by applicable Law, Governmental Order or a Governmental Authority to be disclosed after prior notice that has been given to the Acquiror, (iii) any such information is to be disclosed in connection with any Action, or (iv) any such information was or becomes available to such party on a non-confidential basis and from a source (other than a party to this Agreement or any Affiliate or Representative of such party) that is not bound by a confidentiality agreement. Each of the parties hereto shall instruct its Affiliates and Representatives having access to such information of such obligation of confidentiality.

(c) Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated by this Agreement, shall not apply to the federal Tax structure or federal Tax treatment of the transactions contemplated by this Agreement, and each party hereto (and any employee, Representative, or agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the federal Tax structure and federal Tax treatment of the transactions contemplated by this Agreement. The preceding sentence is intended to cause the transactions contemplated by this Agreement not to be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Code, and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the Tax structure of the transactions contemplated by this Agreement or any Tax matter or tax idea related to the transactions contemplated by this Agreement.

Section 5.05. Regulatory and Other Authorizations; Consents. (a) The parties shall promptly make all filings and notifications with, and shall use their reasonable best efforts to promptly obtain all authorizations, consents, orders and approvals of, all Governmental Authorities that may be or become necessary for their respective execution and delivery of, and the performance of their respective obligations pursuant to, and the consummation of the transactions contemplated by, the Transaction Agreements and shall take all actions as may be requested by any such Governmental Authorities to obtain such authorizations, consents, orders and approvals; provided, however, that in no event shall the Acquiror or any of its Affiliates be required to agree to (i) the divestiture of any business or entity or (ii) any requirement imposed by a Governmental Authority that would reasonably be expected to have a (A) Material Adverse Effect on the Company and the Insurance Subsidiaries, taken as a whole, or (B) material and adverse effect on the aggregate economic value and business benefits that would reasonably be expected to be obtained by the Acquiror and its Affiliates from the transactions contemplated by this Agreement. The parties will cooperate with the reasonable requests of each other in promptly seeking to obtain all such authorizations, consents, orders and approvals (including by making available, upon reasonable notice, appropriate representatives of the Company and the Insurance Subsidiaries for participation in meetings with Governmental Authorities).

(b) The Seller and the Acquiror each agree to make an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly after the date of this Agreement and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. In addition, each party agrees to make promptly any filing that may be required under any other antitrust or competition Law or by any other antitrust or competition authority. Each party shall have responsibility for its respective filing fees associated with the HSR filings and any other similar filings required in any other jurisdictions.

(c) Prior to the Closing, each of the Seller and the Acquiror shall promptly notify one another of any communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed material written communication by such party to any Governmental Authority and shall provide each other with copies of all correspondence, filings or communications between such party or any of its Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand; provided, however, that the Acquiror may redact from such correspondence, filings and communications any confidential competitive information of the Acquiror or its Affiliates. Prior to the Closing, neither the Seller nor the Acquiror shall agree to participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other party in advance. Subject to the Confidentiality Agreement and to Section 5.02(c), the Seller and the Acquiror will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act provided, however, that neither party shall be required to disclose to the other any of its or its Affiliates’ confidential competitive information. Neither party shall be required to comply with any provision of this Section 5.05(c) to the extent that such compliance would be prohibited by applicable Law.

(d) The Seller and the Acquiror shall use their reasonable best efforts to obtain any other consents and approvals and make any other notifications that may be required in connection with the transactions contemplated by the Transaction Agreements; provided, however, that none of the Seller, the Insurance Subsidiaries and the Acquiror shall be required to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent or approval.

Section 5.06. Insurance. (a) Section 5.06(a) of the Disclosure Schedule sets forth a true and complete list of all third party insurance policies that cover the Company and the Insurance Subsidiaries. From and after the Closing Date, the Company and the Insurance Subsidiaries shall cease to be insured by the Seller’s or its Affiliates’ (other than the Company or any Insurance Subsidiary, as the case may be) insurance policies or by any of their self-insured programs to the extent such insurance policies or programs cover the Company or the Insurance Subsidiaries. With respect to events or circumstances relating to the Company, the Insurance Subsidiaries or the Continued Employees that occurred or existed prior to the Closing Date that are covered by occurrence-based third party liability insurance policies and any workers’ compensation insurance policies and/or comparable workers’ compensation self-insurance programs sponsored by the Seller and/or its Affiliates and that apply to the locations at which the businesses of the Company and the Insurance Subsidiaries operate, the Acquiror, the Company or any of the Insurance Subsidiaries may make claims under such policies and programs; without any obligation on the part of the Acquiror, the Company or any of the Insurance Subsidiaries to reimburse the Seller for any increased costs incurred by the Seller as a result of such claims or to make claims under insurance policies sponsored by the Acquiror and/or its Affiliates (including, after Closing, the Company and the Insurance Subsidiaries).

(b) With respect to any open claims against the insurance policies of the Seller or any of its Affiliates (other than the Company and the Insurance Subsidiaries) relating to Losses suffered by the Company or the Insurance Subsidiaries prior to the Closing Date, the Seller shall have all rights to the proceeds from such claims and none of the Acquiror, the Company and the Insurance Subsidiaries shall have any rights to such proceeds. The Acquiror shall, and shall cause the Company and the Insurance Subsidiaries to, remit to the Seller (or its designee) any net proceeds realized from such claims.

Section 5.07. Intercompany Obligations. Except for the intercompany obligations set forth in Section 5.07 of the Disclosure Schedule, the Seller shall, and shall cause its Affiliates to, take such action and make such payments as may be necessary so that, prior to or concurrently with the Closing, the Company and the Insurance Subsidiaries, on the one hand, and the Seller and its Affiliates (other than the Company and the Insurance Subsidiaries), on the other, shall settle, discharge, offset, pay or repay in full all intercompany loans, notes and advances (regardless of their maturity) and all intercompany receivables and payables (including amounts relating to intercompany Tax sharing agreements, whether written or oral), for the amount due, including any accrued and unpaid interest, but excluding any penalty, termination or similar amounts; provided, however, that if each such item is not paid in full in cash, the method of discharge must be reasonably satisfactory to the Acquiror.

Section 5.08. Intercompany Arrangements. Except (a) as otherwise contemplated by the Transaction Agreements, (b) as set forth in Section 5.08 of the Disclosure Schedule or (c) as otherwise agreed by the Seller and the Acquiror, the Seller shall, and shall cause its Affiliates to, take such actions as may be necessary to terminate or commute prior to or concurrently with the Closing Date, without any penalty to or premium payable by the Company or the Insurance Subsidiaries, all contracts, agreements, leases, licenses, commitments and other instruments, arrangements, relationships and understandings between the Company and the Insurance Subsidiaries, on the one hand, and the Seller and its Affiliates (other than the Company and the Insurance Subsidiaries), on the other. For the avoidance of doubt, the Company and the Insurance Subsidiaries shall not have access to the GE Prospect Database following the Closing Date.

Section 5.09. No Solicitation of Employees. For a period of 36 months from the Closing Date, the Seller and its Affiliates shall not, without the prior written consent of the Acquiror, directly or indirectly, solicit for employment or hire any then current employee, agent, broker, sales representative or distributor of the Company or any of the Insurance Subsidiaries; provided, however, that the Seller and its Affiliates may employ or hire any such Person who is terminated or otherwise discharged by the Company or any of the Insurance Subsidiaries; and provided, further, that nothing in this Section 5.09 shall prohibit the Seller or any of its Affiliates from employing or hiring any Person who contacts the Seller or any of its Affiliates on his or her own initiative without solicitation, other than a general solicitation to the public or general advertising.

Section 5.10. Non-Competition. (a) For a period of 36 months from the Closing Date, except as permitted by this Section 5.10, neither GE nor any of its Subsidiaries shall engage in the Business in a manner that competes directly with the business of the Company or any of the Insurance Subsidiaries as conducted (including, without limitation, the locations in which such business are conducted) on the Closing Date (the “Covered Business”). This Section 5.10 shall (i) cease to be applicable to any Person at such time as it is no longer a Subsidiary of GE and (ii) be inapplicable to any Subsidiary in which a Person who is not a controlled Affiliate of GE holds over 25% of the outstanding voting securities or similar equity interests and with respect to whom GE or another Subsidiary, as applicable, has existing contractual or legal obligations limiting GE’s discretion to impose on the subject Subsidiary a non-competition obligation such as that in this Section 5.10.

(b) Notwithstanding the provisions of Section 5.10(a) and without agreeing (implicitly or otherwise) that the following activities would be subject to the provisions of Section 5.10(a), nothing in this Agreement shall preclude, prohibit or restrict GE or any of its Subsidiaries from engaging in any manner in (i) any Financial Services Business, (ii) any Existing Business Activities, including but not limited to the activities set forth on Section 5.10(b) of the Disclosure Schedule, (iii) any De Minimus Business, (iv) any business activity that would otherwise violate this Section 5.10 if such business is acquired from any Person (an “Acquired Business”) or is carried on by any Person that is acquired by or combined with GE or any of its Subsidiaries after the date of this Agreement (an “Acquired Company”); provided that, with respect to clause (iv) above, within one year after the purchase or other acquisition of the Acquired Business or the Acquired Company, GE or such Subsidiary disposes of (or enters into a binding agreement to dispose of) the Acquired Business or the relevant portion of the Acquired Company’s business or Capital Stock or at the expiration of the one-year period, the Acquired Business or the business of the Acquired Company complies with this Section 5.10, or (v) the ownership by GE or any of its Subsidiaries of any Capital Stock in any Person that directly or indirectly through one or more of its Subsidiaries and Affiliates engages in a business activity that would otherwise violate this Section 5.10 if (x) such Capital Stock is acquired in a transaction (including, without limitation, a transaction involving the disposition of one or more businesses owned by GE or any of its Subsidiaries) occurring after the date of this Agreement and (y) any one or more of the following clauses apply: (1) such Capital Stock owned by GE or any of its Subsidiaries represents less than 50% of the outstanding voting securities of such Person; (2) GE or any of its Subsidiaries do not have the right to designate a majority of the Board of Directors (or other governing body) of such Person; (3) GE or any of its Subsidiaries do not exercise management control over such Person; (4) such Person and its Subsidiaries do not carry on the business activity that would otherwise violate this Section 5.10 by use of a GE name and GE mark; (5) GE or its Subsidiary at the time of the transaction publicly announces an intent to divest itself of a sufficient number of shares of Capital Stock within 36 months of its acquisition such that, following such divestitures in such time frame, GE and its Subsidiaries would own less than 50% of the outstanding voting securities of such Person; or (6) at the time of such acquisition, the revenues derived from the Covered Business by such Person on a consolidated basis constitute less than 25% of the consolidated gross revenues of such Person in the most recently completed fiscal year (any Person covered by this Clause (v) being referred to as a “Related Person”).

(c) Notwithstanding the foregoing provisions of this Section 5.10, for a period of 36 months from the Closing Date, none of GE, GE’s Subsidiaries, any Acquired Person and any Related Person shall (i) engage in the Business in the United States of America using a GE Name or a GE Mark, (ii) be a legal entity bearing a name including both (A) a GE Name or a GE Mark and (B) the words “Auto Insurance” or “Homeowners Insurance” or (iii) market, sell or distribute private passenger automobile, homeowners (including renters, unit owners and special market value) or excess personal umbrella liability insurance policies within the United States of America (A) using a name that includes the GE Name without the name of any other GE division, (B) using a name that includes the words “GE Auto” or “GE Home” or any closely related derivative thereof, or (C) unless directly or indirectly (including by means of reinsurance) underwritten by a Person that is not a controlled Affiliate of GE (provided that the identity of such Person is prominently displayed).

(d) Any instance of non-compliance with this Section 5.10 by any of GE and its Subsidiaries (and, with respect to Section 5.10(c) only, any Related Persons or Acquired Company) shall be deemed to be a breach of this Section 5.10 by the Seller.

Section 5.11. GE Intellectual Property. (a) The Seller and the Acquiror acknowledge and agree that, except as provided in the Transitional Agreements and the Intellectual Property Cross-License Agreement, as of and following the Closing, (x) the Company and the Insurance Subsidiaries will have no right, title or interest in, or any authority or license to use in any manner whatsoever, any GE Intellectual Property, and (y) any such right, title, interest, authority or license existing immediately prior to the Closing shall automatically terminate simultaneously and effective with the Closing. Without in any way limiting or diluting the representations of Seller set forth in Section 3.11, the Acquiror shall cause the Company and the Insurance Subsidiaries to (i) cease using any and all GE Intellectual Property set forth in Section 5.11(a) of the Disclosure Schedule immediately as of the Closing and (ii) cease using any other GE Intellectual Property not covered by the Intellectual Property Cross-License Agreement or any Transitional Agreement then in effect set forth in any notice delivered by the Seller to the Acquiror within six months following termination of the applicable Transitional Agreement, as soon as is commercially reasonable following receipt of such notice, provided that such notice shall be delivered only in response to a claim or threatened claim that the use of such other GE intellectual Property infringes the Intellectual Property of a third Person. Subject to compliance with applicable regulatory requirements and the Transitional Trademark License Agreement, the Acquiror will provide notification to existing and prospective customers and agents of its acquisition of the Company and the Insurance Subsidiaries and the names of the Company and the Insurance Subsidiaries will be changed as soon as reasonably practicable after the Closing Date (but in no event later than six months thereafter, subject to receipt of regulatory approval) to exclude the GE Name and GE Marks. It is understood and agreed that the Company and the Insurance Subsidiaries, and the Acquiror and its Affiliates, may develop, acquire, own or use Intellectual Property that performs similar functions and has similar features to the items listed on Section 5.11(a) of the Disclosure Schedule; provided, however, that such Intellectual Property is developed without reference to such items and does not infringe any such item.

(b) Except as set forth in the Intellectual Property Cross-License Agreement, the Seller acknowledges and agrees that, as of and following the Closing, neither the Seller nor any of its Affiliates will have any right, title or interest in, or any authority or license to use in any manner whatsoever any Intellectual Property of the Company or any of the Insurance Subsidiaries that is not GE Intellectual Property, and such right, title and interest, authority or license existing prior to the Closing shall automatically terminate simultaneously and effective with the Closing.

Section 5.12. Company Investment Assets. The Seller shall cause the Company to be in compliance with the requirements set forth in Section 5.12 of the Disclosure Schedule as of the Closing Date.

Section 5.13. Excluded Assets; Commutation. The Seller will cause the Company and the Insurance Subsidiaries, as applicable, to transfer or distribute to the Seller or its designated Affiliate (other than the Company or any Insurance Subsidiary) prior to the Closing, without any representation or warranty from the Company or any Insurance Subsidiary, all of the Company’s or any Insurance Subsidiary’s right, title and interest in and to each of the assets set forth on Section 5.13 of the Disclosure Schedule (collectively, the “Excluded Assets”). The Seller will, or will cause its designated Affiliate (other than the Company or any Insurance Subsidiary) to, prior to the Closing, assume all liabilities and obligations associated with the Excluded Assets. The Seller will cause the Company to commute, on or prior to the Closing, the Voluntary Automobile Liability Aggregate Stop Loss Reinsurance Contract, effective as of April 1, 2000, between the Company, the Insurance Subsidiaries (other than Bayside Insurance Company) and HDI Reinsurance (Ireland) Ltd. (the “HDI Reinsurance Agreement”).

Section 5.14. Further Action. The Seller and the Acquiror (a) shall execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of the Transaction Agreements and give effect to the transactions contemplated by the Transaction Agreements, (b) shall refrain, to the extent commercially reasonable, from taking any actions that could reasonably be expected to cause a condition to Closing to not be satisfied or otherwise materially impair, delay or impede the Closing, (c) without limiting the foregoing, shall use all commercially reasonable efforts to cause all the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement to be met on or prior to December 31, 2003, (d) prior to and after the Closing shall cooperate in good faith in connection with meetings and communicating with third party outsourcing companies that provide services to the Company and the Insurance Subsidiaries (including the services contemplated by Section 6.3 of the Transition Services Agreement) and with customers, distribution channels and employees of the Company and the Insurance Subsidiaries and (e) shall cooperate in good faith to facilitate an orderly Closing and transition.

Section 5.15. Transition Services Consents. The parties acknowledge that the performance of certain Transition Services (as that term is defined in the Transition Services Agreement) and Transition IT Services (as that term is defined in the Computer Services Agreement) may require the consent of third parties. The Seller shall use its commercially reasonable efforts to obtain any such consents in accordance with the provisions of Section 5.05(d). No later than 10 Business Days prior to the Closing Date, the Seller will notify the Acquiror if it will be incapable of providing one or more of the Transition Services or Transition IT Services by reason of its inability to obtain the necessary third party consents. If the Acquiror receives any such notification from the Seller, the Acquiror will, within five Business Days after its receipt of such notice, notify the Seller of its election to either (a) agree to remove the notified Transition Services or Transition IT Services from the scope of the services to be provided under the Transition Services Agreement (by deleting such notified Transition Services from Schedule 2.1(a) to the executed copy of the Transition Services Agreement) or the Computer Services Agreement (by deleting such notified Transition IT Services from Schedule

2.1(a) to the executed copy of the Computer Services Agreement), as applicable, or (b) not agree to such removal and rely upon the failure of the condition set forth in Section 8.02(h) to not consummate the transactions contemplated by this Agreement.

ARTICLE VI

EMPLOYEE MATTERS

Section 6.01 Employee Matters.

ARTICLE VII

TAX MATTERS

Section 7.01. Filing of Tax Returns; Payment of Taxes.

(a) Tax Returns for Pre-Closing Taxable Periods.

(i) Consolidated, Combined and Unitary Tax Returns; Tax Returns Required to Be Filed On or Prior to the Closing Date. The Seller shall (A) include, or cause to be included, the Company and the Insurance Subsidiaries in, and shall timely file, or cause to be timely filed, all consolidated, combined or unitary Tax Returns in which the Company or any Insurance Subsidiary, on the one hand, and the Seller or any Affiliate of Seller (other than the Company or any Insurance Subsidiary), on the other hand, have been, or are required to be, included for any Pre-Closing Taxable Period, (B) timely file, or cause to be timely filed, all other Tax Returns of, or which include, the Company and the Insurance Subsidiaries and which are required to be filed (taking into account any extensions of time) on or prior to the Closing Date, and (C) timely remit, or cause on or prior to the Closing Date the Company or the Insurance Subsidiaries, as the case may be, to timely remit any and all Taxes due with respect to such Tax Returns.

(ii) Other Tax Returns Required to Be Filed After the Closing Date. The Seller shall prepare and the Acquiror shall timely file, or cause to be timely filed, all Tax Returns of or which include the Company or the Insurance Subsidiaries and which are required to be filed after the Closing Date for any Pre-Closing Taxable Periods, to the extent Seller is not required to file, or cause to be filed, such Tax Returns under Section 7.01(a)(i) and shall timely remit, or cause to be remitted, any and all Taxes due with respect to such Tax Returns. The Seller shall provide the Acquiror with draft copies of each such Tax Return at least 30 days prior to the due date for filing such Tax Return. The Acquiror shall have the right to review and approve such Tax Returns. Not later than five days before the due date for payment of Taxes with respect to any such Tax Return, (or, in the event of a dispute between the parties as to the amount owing under this sentence, upon resolution thereof,) the Seller shall pay to the Acquiror the excess, if any, of (1) the amount of Tax shown due (taking into account any amounts paid in respect of such Tax, whether on an estimated basis or otherwise, on or prior to the Closing Date) with respect to any such Tax Return over (2) the amount of such Tax, if any, taken into account as a liability in computing Final Statutory Surplus. To the extent the amount of Tax shown due (determined without regard to any amounts paid in respect of such Tax, whether on an estimated basis or otherwise, on or prior to the Closing Date) in respect of any such Tax Return is less than the sum of (x) any amounts paid in respect of such Tax, whether on an estimated basis or otherwise, on or prior to the Closing Date and (y) the amount of such Tax, if any, taken into account as a liability in computing Final Statutory Surplus, then the Acquiror shall pay to the Seller the amount of such shortfall on or prior to the date on which such Tax Return is due to be filed. No amount described in clause (x) of the preceding sentence shall be taken into account for purposes thereof to the extent of any resulting amount taken into account as an asset in computing Final Statutory Surplus.

(iii) Preparation of Tax Returns. The Tax Returns referred to in this Section 7.01(a), insofar as they relate to the Company and the Insurance Subsidiaries, shall be prepared in a manner consistent with past practice (and, without limitation, no position shall be taken, election made or method changed if doing so would be inconsistent with past practice and have the effect of accelerating deductions to any Pre-Closing Taxable Period or deferring income or gain to any Post-Closing Taxable Period), unless otherwise required by applicable Law.

(b) Tax Returns for Post-Closing Taxable Periods. The Acquiror shall prepare and file, or cause to be prepared and filed, all Tax Returns of or which include the Company or the Insurance Subsidiaries and which are required to be filed after the Closing Date with respect to Post-Closing Taxable Periods, and shall remit or cause to be remitted any and all Taxes due with respect to such Tax Returns.

(c) Tax Returns required to be filed after the Closing Date for Straddle Periods.

(i) The Seller and the Acquiror shall, unless prohibited by applicable Law, take or cause to be taken all action necessary or appropriate to close the taxable period of the Company and the Insurance Subsidiaries as of the close of the Closing Date. To the extent applicable Law so permits, none of the Seller, the Acquiror, the Company or any of the Insurance Subsidiaries shall take any position inconsistent with the preceding sentence on any Tax Return. In any case in which applicable Law does not permit the Company or the Insurance Subsidiaries to close its taxable year as of the close of the Closing Date or in any case in which a Tax is assessed with respect to a Straddle Period, then Taxes, if any, of the Company and the Insurance Subsidiaries attributable to a Straddle Period shall be allocated (A) to the Seller for the period up to and including the Closing Date, and (B) to the Acquiror for the period beginning immediately after the Closing Date. Any allocation of income, or deductions, credits or carryforwards required to determine any Taxes attributable to either portion of a Straddle Period shall be made by means of a closing of the books and records of the Company and the Insurance Subsidiaries as of the close of the Closing Date; provided, however, that exemptions, charges, allowances, credits or deductions calculated on an annual basis (including depreciation and amortization deductions) arising during the Straddle Period shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period beginning immediately after the Closing Date in proportion to the number of days in each such period.

(ii) The Acquiror shall prepare and timely file, or cause to be prepared and timely filed, in a manner consistent with prior practice unless otherwise required by applicable Law, all Tax Returns of or which include the Company or any Insurance Subsidiary for all Straddle Periods, and in each such case shall timely remit any and all Taxes due with respect to such Tax Returns. With respect to all such Tax Returns, (A) the Acquiror shall provide the Seller with draft copies of each such Tax Return (together with reasonably available work papers and a detailed schedule showing the computation of any Taxes allocable to the Seller) at least 30 days prior to the due date for filing such Tax Return; (B) the Seller shall have the right to review such Tax Returns and to review and approve the computation of Taxes allocable to Seller; and (C) the Acquiror shall not file any such Tax Return without Seller’s consent (such consent not to be unreasonably withheld). For purposes of clause (C) of the preceding sentence, Seller shall be deemed to have given consent if Seller shall have not communicated to the Acquiror the Seller’s lack of consent prior to the close of the 25th day following the date on which the Acquiror shall have provided the Seller with the copies and other information described in clause (A) of the preceding sentence. Not later than 5 days before the due date for payment of Taxes with respect to any such Tax Returns, (or, in the event of a dispute between the parties as to the amount owing under this sentence, upon resolution thereof,) the Seller shall pay to the Acquiror an amount equal to the excess of (1) that portion of the Taxes shown on such Tax Return allocable to and payable by the Seller under Section 7.01(c)(i) hereof (taking into account any amounts paid in respect of such Tax, whether on an estimated basis or otherwise, on or prior to the Closing Date), over (2) the amount of such Tax, if any, taken into account as a liability in computing Final Statutory Surplus. To the extent the portion of the Taxes shown on such Tax Return allocable to and payable by the Seller under Section 7.01(c)(i) hereof (determined without regard to any amounts paid in respect of such Tax, whether on an estimated basis or otherwise, on or prior to the Closing Date) is less than the sum of (x) any amounts paid in respect of such Tax, whether on an estimated basis or otherwise, on or prior to the Closing Date and (y) the amount of such Tax, if any, taken into account as a liability in computing Final Statutory Surplus, then the Acquiror shall pay to the Seller the amount of such shortfall on or prior to the date on which such Tax Return is due to be filed. No amount described in clause (x) of the preceding sentence shall be taken into account for purposes thereof to the extent of any resulting amount taken into account as an asset in computing Final Statutory Surplus.

(d) This Section 7.01 is intended by the parties to set forth certain procedures relating to the preparation and filing of certain Tax Returns relating to the Company and the Insurance Subsidiaries, and the remittance of the Taxes due in respect of such Tax Returns, and nothing in this Section 7.01 shall alter the scope of Section 7.02. In the event of any conflict between the terms of this Section 7.01 and Section 7.02, the terms of Section 7.02 shall control.

Section 7.02. Indemnification for Taxes.

(a) The Seller shall indemnify, defend and hold harmless the Acquiror Indemnified Parties (as defined in Section 10.01(a)) against, and reimburse any Acquiror Indemnified Party for, all Losses that such Acquiror Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with all Taxes (i) imposed on the Company or any Insurance Subsidiary, or for which the Company or any Insurance Subsidiary may otherwise be liable, (x) for any Pre-Closing Taxable Period or (y) for any Straddle Period, but only to the extent of Taxes allocated to the Seller in accordance with Section 7.01(c) hereof, (ii) imposed on the Company or any Insurance Subsidiary, or for which the Company or any Insurance Subsidiary may otherwise be liable, as a result of having been a member of a Company Group (including, without limitation, Taxes for which the Company or any Insurance Subsidiary may be liable pursuant to Treas. Reg. § 1.1502-6 or similar provisions of Law as a result of having been a member of a Company Group and any Taxes resulting from the Company or any Insurance Subsidiary ceasing to be a member of any Company group), (iii) that are imposed as a result of or in connection with the transactions contemplated by Section 5.13 or (iv) that are imposed as a result of or in connection with the inaccuracy or breach of any representation or warranty made by the Seller in Section 3.21 (d), (e), (f), (g) or (h); provided, however, that Seller shall not be required to so indemnify, defend or hold harmless any Acquiror Indemnified Party against any such Loss resulting from or in connection with (I) any Tax to the extent of the amount of such Tax, if any, taken into account as a liability in computing Final Statutory Surplus or paid prior to the Closing Date; (II) any Tax imposed on the Company or any Insurance Subsidiary, or for which the Company or any Insurance Subsidiary may otherwise be liable, as a result of transactions that are neither in the ordinary course of business nor contemplated by this Agreement, that the Acquiror causes to occur after the Closing on the Closing Date, and that are properly allocable (based on, among other relevant factors, factors set forth in Treas. Reg. 1.1502-76) to the portion of the Closing Date after the Closing (any Tax described in Clauses I and II of this proviso, an “Excluded Tax”) or (III) any Tax to the extent of any recovery thereof by any Acquiror Indemnified Party from a third person and, in the case of any such recovery after receipt of an indemnity payment hereunder, the Acquired Indemnified Party shall promptly pay over such recovered amounts to the Seller to the extent the recovery is in duplication of such indemnity payment. The parties understand and agree that no disclosure in the Disclosure Schedule shall serve to diminish the Seller’s indemnification obligation under this Section 7.02(a) other than under clause (iv) of this Section 7.02(a). Nothing in this Section 7.02(a) shall be interpreted as relieving the Acquiror of any obligation it might have under Section 7.02(b) or Section 7.02(c)(i).

(b) The Acquiror shall indemnify, defend and hold harmless the Seller Indemnified Parties (as defined in Section 10.02(a)) against, and reimburse any Seller Indemnified Party for, all Losses that such Seller Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with all Taxes (i) imposed on the Company or any Insurance Subsidiary, or for which the Company or any Insurance Subsidiary may otherwise be liable, (x) for any Post-Closing Taxable Period, (y) any Straddle Period, but only with respect to Taxes allocated to the Acquiror in accordance with Section 7.01(c) hereof and (ii) that are Excluded Taxes. Nothing in this Section 7.02(b) shall be interpreted as relieving the Seller of any obligation it might have under Section 7.02(a) or Section 7.02(c)(ii).

(c) (i) If, as a direct result of an action, suit, investigation, audit, claim, assessment, settlement or amended Tax Return of or for any Pre-Closing Taxable Period (or

the portion of any Straddle Period ending on and including the Closing Date) of or including the Company or any Insurance Subsidiary, an adjustment makes allowable to the Company or any Insurance Subsidiary, a correlative deduction, amortization, exclusion from income or other allowance which produces an actually realized reduction in such Person’s Tax liability (such reduction, a “Tax Benefit”) which would not, but for such adjustment, be allowable, then the Acquiror shall pay to the Seller the amount of such Tax Benefit when it is actually realized by such Person, but not in excess of the sum of (x) amount paid or payable by the Seller in respect of such adjustment and (y) any amount that the Seller would have been required to pay in respect of such adjustment but for the application of clauses (I) or (III) of Section 7.02(a).

(ii) If, as a direct result of an action, suit, investigation, audit, claim, assessment, settlement or amended Tax Return of or for any Pre-Closing Taxable Period (or the portion of any Straddle Period ending on and including the Closing Date) of or including the Company or any Insurance Subsidiary, an adjustment causes the Company or any Insurance Subsidiary to suffer a correlative inclusion in income or disallowance or reduction in any deduction, amortization or other allowance which produces an actually realized increase in such Person’s Tax liability (such increase, a “Tax Detriment”) which would not, but for such adjustment, occur, then Seller shall reimburse the Acquiror for the amount of such Tax Detriment when it is actually suffered by such Person.

(d) The Seller and the Acquiror agree that no net operating loss or net capital loss carryovers of the Company or any Insurance Subsidiary shall be reattributed pursuant to Treas. Reg. § 1.1502-20(g) or any similar provision of Law.

Section 7.03. Cooperation with Respect to Tax Returns. The Acquiror and the Seller agree to furnish or cause to be furnished to each other, and each at its own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to the Company or any Insurance Subsidiary, as the case may be, as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes. The Acquiror, the Company or an Insurance Subsidiary, as the case may be (on the one hand) and the Seller and its Affiliates (on the other hand) shall retain in its possession, and shall provide the Seller or Acquiror, respectively, reasonable access to (including the right to make copies of), such supporting books and records and any other materials that the Seller or Acquiror, respectively, may specify with respect to Tax matters relating to any Pre-Closing Taxable Period or any Straddle Period until the relevant statute of limitations (or extension thereof) has expired. In the event the Acquiror, the Company or an Insurance Subsidiary, as the case may be (on the one hand) or the Seller or any of its Affiliates (on the other hand) wishes to destroy such records after that time, the Acquiror shall (and the Acquiror shall cause the Company or the applicable Insurance Subsidiary to), or the Seller shall, as the case may be, first give 90 days’ prior written notice to the other party and the other party shall have the right at its option and expense, upon prior written notice given to the party wishing to destroy such records within such 90 day period, to take possession of the records within 180 days after the date such notice is given to the party wishing to destroy such records.

Section 7.04. Tax Authority.

(a) If any Tax Authority asserts a claim, makes an assessment, commences an audit or otherwise disputes or affects the Tax reporting position of any of the Company or an Insurance Subsidiary, as the case may be, for a Pre-Closing Taxable Period or a Straddle Period or otherwise with respect to any Taxes for which the Seller may be responsible hereunder, the Acquiror shall, promptly upon (but in no event later than 10 Business Days following) receipt by the Acquiror or any of its Affiliates (including the Company and the Insurance Subsidiaries) of written notice thereof, inform the Seller thereof; provided, however, that the failure by the Acquiror to provide such notice shall not release the Seller from any of its obligations under this Article VII except to the extent the Seller is actually prejudiced by such failure.

(b) The Seller shall have the sole right to represent the interests of the Company and the Insurance Subsidiaries, and to settle any dispute with respect to Taxes arising, in any Tax audit or administrative or court proceeding relating to Pre-Closing Taxable Periods of the Company or an Insurance Subsidiary, as the case may be, or otherwise with respect to Taxes for which the Seller is responsible (except as otherwise provided in Section 7.04(c)) and to employ counsel of the Seller’s choice at the Seller’s expense to carry out such representation; provided, however, that the Seller shall notify the Acquiror of its intention to represent such interests within ten (10) Business Days of the Seller’s receipt of the notice from the Acquiror in accordance with Section 7.04(a). The Acquiror agrees that it will cooperate fully with the Seller and the Seller’s counsel in the defense against or compromise of any claim in any said proceeding. The Company and the Insurance Subsidiaries shall (and the Acquiror shall cause the Company and the Insurance Subsidiaries to) execute and deliver to the Seller any power of attorney or other document reasonably requested by the Seller in connection with the representation by the Seller of the interests of the Company or an Insurance Subsidiary in any proceeding described in this Section 7.04(b). In connection with any audit or administrative or court proceeding with respect to which Seller is representing the interests of the Company or any Insurance Subsidiary, the Seller shall (i) promptly provide the Acquiror with copies of any correspondence received from, or sent to, any Taxing Authority or court relating thereto, (ii) in good faith keep the Acquiror informed as to the progress thereof and (iii), in the sole discretion of Seller, permit the Acquiror or its representative, at the Acquiror’s expense, to participate in meetings or other proceedings relating thereto. Nothing herein shall be construed to impose on the Acquiror or any Affiliate thereof any obligation to defend the Company or any Insurance Subsidiary in any Tax audit or administrative or court proceeding.

(c) The Seller and the Acquiror jointly shall represent the interests of the Company and the Insurance Subsidiary in any Tax audit or administrative or court proceeding relating to Straddle Periods of the Company or an Insurance Subsidiary. Neither the Seller, on the one hand, or the Acquiror, on the other hand, shall settle any dispute relating to a Tax liability attributable to the Company or an Insurance Subsidiary, as the case may be, for a Straddle Period without the consent of the other; provided, however, that, if one party proposes to accept a settlement and the other party does not consent thereto, the first party’s liability under this Article VII in respect of such Tax liability shall be limited to the portion of the proposed settlement amount attributable to the portion of such Straddle Period allocable to the first party in accordance with Section 7.01(c). All costs, fees and expenses paid to third parties in the course of such proceeding shall be borne by the Seller and the Acquiror in the same ratio as the ratio in which, pursuant to the terms of this Agreement, the Seller and the Acquiror would share the responsibility for payment of the Taxes asserted by the Tax Authority in such claim or assessment if such claim or assessment were sustained in its entirety.

(d) The Acquiror shall have the right to represent the interests of the Company and the Insurance Subsidiaries in any Tax audit or administrative or court proceeding relating exclusively to Post-Closing Taxable Periods of the Company or an Insurance Subsidiary, as the case may be.

Section 7.05. Amended Returns; Refund Claims.

(a) The Seller shall have the sole right to prepare and file or cause to be prepared and filed any amended Tax Return or claim for refund with respect to Taxes of the Company or an Insurance Subsidiary, as the case may be, for Pre-Closing Taxable Periods, and the Acquiror shall, and shall cause the Company or such Insurance Subsidiary, as the case may be, to execute such documents (including a power of attorney) and take such actions in connection with such filing as the Seller shall reasonably request. The Seller and the Acquiror jointly shall prepare and file any amended Tax Return or claim for refund with respect to Taxes of the Company or the Insurance Subsidiary, as the case may be, for Straddle Periods.

(b) To the extent any determination of Tax liability of the Company or an Insurance Subsidiary, as the case may be, whether as the result of an audit or examination, a claim for refund, the filing of an amended Tax Return or otherwise, results in any refund of Taxes paid (or a credit against Taxes payable) (i) attributable to any Pre-Closing Taxable Period, or (ii) attributable to the portion of a Straddle Period ending on the Closing Date or (iii) which are otherwise the responsibility or allocable to the Seller hereunder, in all cases except to the extent such amount was taken into account as an asset (or liability reduction) in computing Final Statutory Surplus, the Acquiror shall pay (or cause to be paid) any such refund (or the amount of such credit), and the interest actually received thereon, to the Seller promptly upon (but not later than 10 days after) receipt (or, in the cause of a credit, realization) thereof.

(c) The Acquiror shall cause the Company and the Insurance Subsidiaries to forgo any carryback to a Pre-Closing Taxable Period of any item of deduction or credit incurred by the Company or an Insurance Subsidiary, as the case may be, after the Closing Date.

Section 7.06. Tax Sharing Payments. All rights and obligations of the Company and the Insurance Subsidiaries to make or receive any Tax sharing payments shall terminate at or prior to Closing.

Section 7.07. Other Tax Matters.

(a) Subject to Section 10.04 (which shall be applied substituting references to Article X with references to Article VII), Section 11.02, and except for any claim in respect of a breach of Section 3.21(i), the indemnification provided for in this Article VII shall be the sole remedy for any claim in respect of Taxes and the provisions of Article X shall not apply to such claims.

(b) Any claim for indemnity under this Article VII or under Article X with respect to a breach of Section 3.21(i) may only be made at a time prior to ninety days following the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

(c) The parties shall treat any indemnification payment made under this Agreement as an adjustment to the Purchase Price.

ARTICLE VIII

CONDITIONS TO CLOSING AND RELATED MATTERS

Section 8.01. Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Seller, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of the Acquiror contained in this Agreement shall be true and correct (without giving effect to any limitations as to materiality) in all material respects as of the Closing as if made on the Closing Date, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct in all material respects as of such date; (ii) the covenants contained in this Agreement to be complied with by the Acquiror on or before the Closing shall have been complied with in all material respects; and (iii) the Seller shall have received a certificate dated the Closing Date of the Acquiror to such effect signed by a duly authorized senior executive officer of the Acquiror.

(b) Approvals of Governmental Authorities and Other Persons. The approvals of the Governmental Authorities listed in Section 3.05 of the Disclosure Schedule and Section 4.04 of the Acquiror Disclosure Schedule shall have been received or deemed received. Any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated.

(c) No Governmental Order or Proceeding. As of the Closing, there shall be no Governmental Order in existence that prohibits or restrains the consummation of the transactions contemplated by this Agreement and no suit, action or proceeding or investigation by any Governmental Authority shall have been commenced (and be pending) seeking to prohibit or restrain the consummation of the transactions contemplated by this Agreement.

(d) Other Agreements. The Acquiror (or its Affiliates, as applicable) shall have executed and delivered to the Seller the other Transaction Agreements.

(e) Japan Stock Purchase Agreement. The transactions contemplated by the Japan Stock Purchase Agreement shall have been consummated.

Section 8.02. Conditions to Obligations of the Acquiror. The obligations of the Acquiror to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Acquiror, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of the Seller contained in this Agreement shall be true and correct (without giving effect to any limitations as to materiality or “Material Adverse Effect” set forth therein) as of the Closing as if made on the Closing Date (other than representations and warranties made as of another date, which representations and warranties shall have been true and correct as of such date), except to the extent that any breaches of such representations and warranties, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Material Adverse Effect; (ii) the covenants contained in this Agreement to be complied with by the Seller on or before the Closing shall have been complied with in all material respects; and (iii) the Acquiror shall have received a certificate dated the Closing Date of the Seller to such effect signed by a senior executive officer of the Seller.

(b) Approvals of Governmental Authorities. The approvals of the Governmental Authorities listed in Section 3.05 of the Disclosure Schedule and Section 4.04 of the Acquiror Disclosure Schedule shall have been received or deemed received and any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated, in each case without any restrictions or limitations that (i) would require the divestiture of any business or entity or (ii) would reasonably be expected to have a (A) Material Adverse Effect on the Company and the Insurance Subsidiaries, taken as a whole, or (B) material and adverse effect on the aggregate economic value and business benefits that would reasonably be expected to be obtained by the Acquiror and its Affiliates from the transactions contemplated by this Agreement. In addition, each of the consents listed in Section 8.02(b) of the Acquiror Disclosure Schedule shall have been received without any material restrictions or limitations.

(c) No Governmental Order or Proceeding. As of the Closing, there shall be no Governmental Order in existence that prohibits or restrains the consummation of the transactions contemplated by this Agreement and no suit, action or proceeding or investigation by any Governmental Authority shall have been commenced (and be pending) seeking to prohibit or restrain the consummation of the transactions contemplated by this Agreement.

(d) Other Agreements. The Seller (or its Affiliates, as applicable) shall have executed and delivered, or caused to be executed and delivered, to the Acquiror the other Transaction Agreements.

(e) Capital Maintenance. The ratio of the total adjusted capital of each of the Company and each Insurance Subsidiary to its authorized control-level risk-based capital level as of the last business day of the month preceding the month in which the Closing occurs, calculated using the same information and all assumptions (including those set forth in Sections 2.04(b) and 2.05(a) of the Disclosure Schedule) required by this Agreement to be used to calculate the Estimated Statutory Surplus in accordance with the risk-based capital rules of such Person’s respective jurisdiction of domicile (the “RBC Ratio”), shall be no less than

200%. The Seller shall deliver to the Acquiror at least five days prior to the Closing Date a worksheet showing in reasonable detail the Seller’s good faith calculation of the RBC Ratio for the Company and each of the Insurance Subsidiaries as of such date, as certified by the Chief Financial Officer of the Seller.

(f) No Material Adverse Effect. There shall not have occurred since March 31, 2003 any event or events that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

(g) Japan Stock Purchase Agreement. The transactions contemplated by the Japan Stock Purchase Agreement shall have been consummated.

(h) Transition Services Agreement and Computer Services Agreement. A notice pursuant to Section 5.15 shall not have been required by the terms of Section 5.15 to have been delivered by the Sellers or, if such notice has been delivered, the Acquiror shall have agreed to the removal of the Transition Services or Transition IT Services set forth in such notice from Schedule 2.1(a) to the executed copy of the Transition Services Agreement or Schedule 2.1(a) to the executed copy of the Computer Services Agreement, as applicable..

ARTICLE IX

TERMINATION AND WAIVER

Section 9.01. Termination. This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of the Seller and the Acquiror;

(b) by either the Seller or the Acquiror if the Closing shall not have occurred on or before December 31, 2003; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to take any action required to fulfill any of such party’s obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date; or

(c) by either the Seller or the Acquiror in the event of the issuance of a final, nonappealable Governmental Order restraining or prohibiting the consummation of the transactions contemplated by this Agreement.

In addition, in the event of termination of the Japan Stock Purchase Agreement, this Agreement shall automatically terminate simultaneously and effective with the termination of the Japan Stock Purchase Agreement.

Section 9.02. Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 9.01 shall give written notice of such termination to the other party or parties, as the case may be, to this Agreement.

Section 9.03. Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party to this Agreement, except as set forth in Section 5.04, and Article XI; provided, however, that nothing in this Agreement shall relieve either the Seller or the Acquiror from liability for any willful breach of this Agreement or willful failure to perform their respective obligations under this Agreement.

Section 9.04. Extension; Waiver. At any time prior to the Closing, each of the Seller and the Acquiror may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any certificate, instrument, schedule or other document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

ARTICLE X

INDEMNIFICATION

Section 10.01. Indemnification by the Seller. (a) Subject to Article VII, and Sections 10.01(b), 10.03, 10.06, 10.07, 10.08 and 11.01, the Seller shall indemnify, defend and hold harmless the Acquiror and its Affiliates (including, without limitation, the Company and the Insurance Subsidiaries) and Representatives (collectively, the “Acquiror Indemnified Parties”) against, and reimburse any Acquiror Indemnified Party for, all Losses that such Acquiror Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i) the inaccuracy or breach of any representation or warranty made by the Seller in this Agreement or in any of the other Transaction Agreements or in the certificate referred to in Section 8.02(a)(iii);

(ii) any breach or failure by the Seller to perform any of its covenants or obligations contained in this Agreement; or

(iii) the Excluded Assets.

(b) Notwithstanding any other provision to the contrary, the Seller shall not be required to indemnify, defend or hold harmless any Acquiror Indemnified Party against, or reimburse any Acquiror Indemnified Party for, any Losses pursuant to 10.01(a)(i) (other than Losses arising solely as a result of or in connection with the inaccuracy or breach of any representation or warranty made by the Seller in Section 3.01, 3.02, 3.03 or Section 3.22, as to which this Section 10.01(b) shall not apply) (i) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances), unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Losses in excess of $90,000 (nor shall any such item that does not meet the $90,000 threshold be applied to or considered for purposes of calculating the aggregate amount of the Acquiror Indemnified Parties’ Losses for which the Seller has responsibility under clause (ii) below) and (ii) until the aggregate amount of the Acquiror Indemnified Parties’ Losses exceeds

1% of the Purchase Price, after which the Seller shall be obligated for all Losses of the Acquiror Indemnified Parties that in the aggregate are in excess of 1% of the Purchase Price; but only if such excess Losses arise with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances) that involves Losses in excess of $150,000. The cumulative aggregate indemnification obligation of the Seller under this Section 10.01(b) shall in no event exceed 25% of the Purchase Price.

(c) For purposes of this Article X and for purposes of determining whether the Acquiror Indemnified Parties are entitled to indemnification from the Seller pursuant to Sections 10.01(a)(i) and 10.01(b) hereof, any breach of or inaccuracy in any representation or warranty (other than any representation or warranty contained in Sections 3.06, 3.07, 3.11(a), 3.11(e), 3.15(f), 3.20(c) and the first sentence of Section 3.27 as to which this Section 10.01(c) shall not apply) of the Seller shall be determined without regard to any materiality qualifications set forth in such representation or warranty, and all references to the terms “material”, “materially”, “materiality”, “Material Adverse Effect” or any similar terms shall be ignored for purposes of determining whether such representation or warranty was true and correct when made or deemed made.

(d) Any breach of or inaccuracy in any representation or warranty of the Seller given as of the Closing Date resulting from any failure to take an action by the Seller, the Company or any of the Insurance Subsidiaries due to the Acquiror’s unreasonable refusal to give its consent to a written request by the Seller under Section 5.01 shall, unless and to the extent that such representation was breached or inaccurate as of the date of this Agreement, not be deemed to have been breached or inaccurate for purposes of Article VIII or this Article X, and no Losses arising or resulting in any manner from any such breach or inaccuracy as of the Closing Date shall be in any manner indemnifiable under this Article X.

Section 10.02. Indemnification by the Acquiror. (a) Subject to Sections 10.02(b), 10.03, 10.06, 10.07 and 11.01, the Acquiror shall indemnify, defend and hold harmless the Seller and their respective Affiliates (but not the Company or the Insurance Subsidiaries) and Representatives (collectively, the “Seller Indemnified Parties”) against, and reimburse any Seller Indemnified Party for, all Losses that such Seller Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i) the inaccuracy or breach of any representation or warranty made by the Acquiror in any of the Transaction Agreements or in the certificate referred to in Section 8.01(a)(iii);

(ii) any breach or failure by the Acquiror to perform any of its covenants or obligations contained in this Agreement; or

(iii) any claim or cause of action by any Person arising after the Closing Date against any Seller Indemnified Party with respect to the respective businesses conducted by the Company or the Insurance Subsidiaries after the Closing Date, except for any claims with respect to which the Seller is obligated to indemnify the Acquiror Indemnified Parties under Section 10.01(a) (without giving effect to Section 10.01(b)).

(b) Notwithstanding any other provision to the contrary, the Acquiror shall not be required to indemnify, defend or hold harmless any Seller Indemnified Party against, or reimburse any Seller Indemnified Party for, any Losses pursuant to Section 10.02(a)(i) (other than Losses arising out of, resulting from, relating to or in connection with the inaccuracy or breach of any representation or warranty made by the Seller in Section 4.01, 4.02, or 4.08, as to which this Section 10.02(b) shall not apply) (i) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances), unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Losses in excess of $90,000 (nor shall any such item that does not meet the $90,000 threshold be applied to or considered for purposes of calculating the aggregate amount of the Seller Indemnified Parties’ Losses for which the Acquiror has responsibility under clause (ii) below) and (ii) until the aggregate amount of the Seller Indemnified Parties’ Losses exceeds 1% of the Purchase Price, after which the Acquiror shall be obligated for all Losses of the Seller Indemnified Parties that in the aggregate are in excess of 1% of the Purchase Price; but only if such excess Losses arise with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances) that involves Losses in excess of $150,000. The cumulative aggregate indemnification obligation of the Acquiror under this Section 10.01(b) shall in no event exceed 25% of the Purchase Price.

(c) For purposes of this Article X and for purposes of determining whether the Seller Indemnified Parties are entitled to indemnification from the Acquiror pursuant to Sections 10.02(a)(i) and 10.02(b) hereof, any breach of or inaccuracy in any representation or warranty of the Acquiror shall be determined without regard to any materiality qualifications set forth in such representation or warranty, and all references to the terms “material”, “materially”, “materiality”, “Material Adverse Effect” or any similar terms shall be ignored for purposes of determining whether such representation or warranty was true and correct when made or deemed made.

Section 10.03. Notification of Claims. (a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”), shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent the Indemnifying Party is actually prejudiced by such failure, it being understood that (i) notices for claims in respect of a breach of a representation, warranty, covenant or agreement (other than a Post-Closing Covenant) must be delivered prior to the expiration of any applicable survival period specified in Section 11.01 for such representation, warranty, covenant or agreement and (ii) notices for claims in respect of a breach of a Post–Closing Covenant must be delivered prior to the date that is six months after the last day of the effective period of such Post–Closing Covenant; provided, further, that if, prior to such applicable date, a party hereto shall have notified the other party hereto in writing of a claim for indemnification under this Article X (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article X notwithstanding the passing of such applicable date.

(b) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 10.03(a), and subject to Section 10.03(d), the Indemnifying Party may, by notice to the Indemnified Party delivered within 10 Business Days of the receipt of notice of such claim, assume the defense and control of any Third Party Claim but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives a notice from the Indemnifying Party as contemplated by the preceding sentence. The Indemnifying Party shall select counsel, contractors and consultants of recognized standing and competence after consultation with the Indemnified Party and shall take all steps reasonably necessary in the defense or settlement of such Third Party Claim. The Seller or the Acquiror, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the Indemnifying Party in the defense of any Third Party Claim. The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnified Party, provided that such settlement does not involve any finding or admission of any violation of Law or admission of any wrongdoing and the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement or other resolution, a complete and unconditional release of each Indemnified Party from any and all liability in respect of such Third Party Claim.

(c) In the event any Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to Section 10.03(a) that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within 30 days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this Article X. If the Indemnifying Party does not so notify the Indemnified Party that it disputes such liability, the claim specified by the Indemnified Party in such notice shall be conclusively deemed to be a liability of the Indemnifying Party under this Article X, and the Indemnifying Party shall pay, subject to the limitations set forth in Section 10.01(b), if applicable, the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, the Indemnifying Party and the Indemnified Party shall resolve such dispute in accordance with Section 11.11.

(d) Notwithstanding the foregoing, but subject to Section 10.03(e), if a Third Party Claim is brought against an Indemnified Party in which (i) the principal remedy sought is equitable relief and (ii) the amount of monetary damages or other amounts sought is (or would reasonably be expected to be) less than $1,000,000, then the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such

Third Party Claim, and the commercially reasonable costs of such defense, compromise or settlement shall be Losses for the purposes of Section 10.01(a) or 10.02(a), as the case may be.

(e) Notwithstanding the foregoing, in the cases where either (i) the Indemnifying Party has the right under this Agreement to assume the defense and control of a Third Party Claim and does assume and continues in good faith such defense and control or (ii) the Indemnifying Party does not have the right under this Agreement to assume the defense and control of a Third Party Claim, no Indemnifying Party shall have any liability under this Article X for any Losses (other than the commercially reasonable costs of defense described in Section 10.03(d)) arising out of or in connection with any Third Party Claim that is settled or compromised by an Indemnified Party without the consent of such Indemnifying Party.

Section 10.04. Payment; Interest on Payment. In the event an Action for indemnification under this Article X shall have been finally determined, the amount of such final determination shall be paid to the Indemnified Party, on demand in immediately available funds. An Action, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Article X when the parties to such action have so determined by mutual agreement or, if disputed, when a final non-appealable Government Order shall have been entered. Any amounts not paid when due pursuant to this Article X shall bear interest from the date thereof until the date paid at a rate equal to the rate publicly announced from time to time by Citibank, N.A. as its prime or base rate. Nothing in this Section 10.04 shall operate to bar an Indemnified Party from seeking and (where appropriate) obtaining interest on any claim to the extent ordered by a court adjudicating any Action brought by the Indemnified Party against an Indemnifying Party.

Section 10.05. Exclusive Remedies. Each of the Seller and the Acquiror acknowledges and agrees that, (i) prior to the Closing, other than in the case of actual fraud by the Seller, the sole and exclusive remedy of the Acquiror for any breach or inaccuracy of any representation or warranty contained herein shall be refusal to close the purchase and sale of the Shares hereunder and (ii) following the Closing and other than in the case of actual fraud by the Acquiror or the Seller or any of their respective Affiliates or representatives, the indemnification provisions of Article X and, with respect to Taxes, Article VII shall be the sole and exclusive remedies of the Seller and the Acquiror, respectively, for any breach of the representations or warranties in this Agreement and for any failure to perform or comply with any covenants or agreements that, by their terms, were to have been performed or complied with prior to the Closing.

Section 10.06. Additional Indemnification Provisions. (a) The Seller and the Acquiror agree, for themselves and on behalf of their respective Affiliates and Representatives, that with respect to each indemnification obligation in this Agreement or any other document executed in connection with the Closing (i) all Losses shall be net of any Eligible Insurance Proceeds (as set forth in subsection (e) below) and (ii) in no event shall the Indemnifying Party have liability to the Indemnified Party for any punitive damages or damages that are not a reasonably foreseeable consequence of the condition or event giving rise to the claim for indemnification, except to the extent that the Indemnified Party pays punitive damages or damages that are not a reasonably foreseeable consequence of the condition or event giving rise to the claim for indemnification to a third party in respect of a Third Party Claim.

(b) Any amount payable by an Indemnifying Party pursuant to this Article X shall be paid promptly and payment shall not be delayed pending any determination of Eligible Insurance Proceeds or Retained Insurance Proceeds. In any case where an Indemnified Party recovers from a third Person any amount in respect of any Loss for which an Indemnifying Party has actually reimbursed it pursuant to this Article X (other than “Retained Insurance Proceeds”), such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the amount of expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

(c) The parties shall treat any indemnification payment made under this Agreement as an adjustment to the Purchase Price.

(d) If any portion of Losses to be reimbursed by the Indemnifying Party may be covered, in whole or in part, by third-party insurance coverage (each, an “Insurance Policy”), the Indemnified Party shall promptly give notice thereof to the Indemnifying Party (a “Notice of Insurance”). If the Indemnifying Party so requests within 30 days after receipt of a Notice of Insurance, the Indemnified Party shall use its commercially reasonable efforts to collect the maximum amount of insurance proceeds thereunder, in which event (i) all such proceeds actually received, net of costs reasonably incurred by the Indemnified Party in seeking such collection, shall be considered “Eligible Insurance Proceeds” and (ii) the Indemnifying Party shall reimburse the Indemnified Party for all reasonable costs incurred in connection with such collection and the amount of any increase in premiums (including any prospective or retroactive increase) actually paid by the Indemnified Party under the Insurance Policy (as such increased premiums are incurred) directly related to the payment of Eligible Insurance Proceeds for such Loss for two years following the next renewal of such Insurance Policy. If the Indemnifying Party does not request that the Indemnified Party seek coverage of any portion of such Loss under the Insurance Policy within 30 days after receipt of a Notice of Insurance, (i) any proceeds that the Indemnified Party may receive thereunder shall be considered “Retained Insurance Proceeds” and (ii) the Indemnifying Party shall have no liability for any premium increases thereunder relating to the collection of such Retained Insurance Proceeds.

(e) Subject to the limitations set forth in this subsection (e), if the Seller shall make an indemnification payment to the Acquiror and its Affiliates pursuant to the provisions of Article X hereof, then the Acquiror shall pay to the Seller the amount of any net reduction in Taxes later realized by the Acquiror and its Affiliates (the “Net Tax Benefit”) as the result of their sustaining or paying the Losses for which the indemnification payment was made (including as the result of facts or circumstances due to which the Acquiror and its Affiliates sustained or paid such Losses). The Acquiror and its Affiliates shall be required to pay over to the Seller only Net Tax Benefits realized within five years of the related indemnification payment. Whenever the Acquiror and its Affiliates realize a Net Tax Benefit that would be required to be paid over to the Seller pursuant to this subsection (e), then they shall promptly (i) prepare a certificate, executed by the Tax Director of American International Group, Inc., setting forth the amount and calculation of the Net Tax Benefit and (ii) pay to the Seller, by

wire transfer of immediately available funds to an account designated by the Seller, the amount of the Net Tax Benefit. The Seller shall have the reasonable opportunity to review the Acquiror’s certificate and to ask questions of the personnel of Acquiror familiar with the matters certified to therein. The Seller will not, however, have the right to make any examination of the Acquiror’s, the Company’s or any Insurance Subsidiary’s Tax Returns or supporting work papers or other documents or to obtain such Tax Returns or supporting work papers or other documents in connection with any Action against the Acquiror or any of its Affiliates (including the Company and the Insurance Subsidiaries) under this Section 10.06(e).

Section 10.07. Indemnification for Certain Environmental Matters. The Seller shall indemnify, defend and hold harmless the Acquiror Indemnified Parties against, and reimburse any Acquiror Indemnified Party for, all Losses that such Acquiror Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with any Environmental Claim arising out of or related to the Excluded Properties, including, without limitation, the Company’s or the Insurance Subsidiaries’, as applicable, ownership, tenancy or use of the Excluded Properties prior to the Closing Date.

Section 10.08. Mitigation. Each of the parties agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01. Survival. Notwithstanding (i) any investigation or examination conducted with respect to, or any knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, agreement, undertaking or obligation made by or on behalf of the parties hereto, (ii) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement, undertaking or obligation, or otherwise, or (iii) the Closing hereunder, the representations, warranties, covenants and agreements of the Seller and the Acquiror contained in or made pursuant to this Agreement or in any certificate furnished pursuant to this Agreement (other than in Section 3.21, which shall survive to the extent set forth in Section 7.02(a)(iv) shall survive in full force and effect until the date that is eighteen (18) months after the Closing Date, at which time they shall terminate (and no claims shall be made for indemnification under Sections 10.01 or 10.02 after such termination); provided, however, that (i) the representations and warranties made in Section 3.01, 3.02, 3.03 or 3.22 shall survive the Closing indefinitely, (ii) the representations and warranties made in Section 3.14 shall survive until the date that is thirty-six (36) months after the Closing Date, and (iii) the representations and warranties made in Section 3.12 shall survive until the date that is forty-eight (48) months after the Closing Date; and provided, further, that the covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing Date (“Post-Closing Covenants”), shall survive for the period provided in such covenants and agreements, if any, or until fully performed.

Section 11.02. Expenses. Except as may be otherwise specified in the Transaction Agreements, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with the Transaction Agreements and the transactions contemplated by the Transaction Agreements shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred (except that all such cost and expenses incurred by the Company or any Insurance Subsidiary and payable to a third party (i) in connection with obtaining any third-party consent or approval required to be obtained as a condition to any party’s obligations under this Agreement or (ii) consisting of legal, accounting, consulting, actuarial or other professional fees or disbursements, shall be reimbursed by the Seller to the Company or such Insurance Subsidiary, as applicable, prior to the Closing). All transfer, documentary, sales, use, stamp, registration or similar Taxes, fees or charges applicable to, or incurred in connection with, the transactions contemplated by the Transaction Agreements shall be borne by the Acquiror.

Section 11.03. Notices. All notices, requests, claims, demands and other communications under the Transaction Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.03):

(i) if to the Seller:

GE Financial Assurance Holdings, Inc.

6620 W. Broad St.

Richmond, Virginia 23230

Attention: General Counsel

Facsimile: (804) 662-2414

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Raymond O. Gietz

                   and Joseph Verdesca

Facsimile: (212) 310-8007

(ii) if to the Acquiror:

Lexington Insurance Company

175 Water Street

18th Floor

New York, New York 10038

Attention: General Counsel

Facsimile: (212) 785-1584

with a copy to:

American International Group, Inc.

70 Pine Street

New York, New York 10270

Attention: General Counsel

Facsimile: (212) 785-1584

and with a copy to:

Sidley Austin Brown & Wood LLP

Bank One Plaza

Chicago, Illinois 60603

Attention: Sean M. Keyvan

Facsimile: (312) 853-7036

Section 11.04. Public Announcements. Except as may be required by Law or applicable securities exchange rules, neither of the parties to this Agreement, nor any of their respective Affiliates or Representatives, shall make any public announcements in respect of this Agreement or the transactions contemplated by this Agreement without the prior consent of the other parties, and prior to any announcement the parties shall cooperate as to the timing and contents of any such announcement. Prior to the Closing, neither of the parties to this Agreement, nor any of their respective Affiliates or Representatives, shall make any disclosure concerning plans or intentions relating to the customers, agents or employees of, or other Persons with significant business relationships with, the Company or any of the Insurance Subsidiaries without first obtaining the prior written approval of the other party, which approval will not be unreasonably withheld.

Section 11.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 11.06. Entire Agreement. Except as otherwise expressly provided in the Transaction Agreements, or as otherwise expressly agreed in writing by the parties, the Transaction Agreements constitute the entire agreement of the parties hereto with respect to the subject matter of the Transaction Agreements and supersede all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement to the extent not in conflict with this Agreement, between or on behalf of the Seller and/or its Affiliates, on the one hand, and the Acquiror and/or its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements.

Section 11.07. Assignment. This Agreement shall not be assigned by any party hereto, except that (a) the Seller may, upon two Business Days’ prior notice to the Acquiror, transfer at any time some or all of the Shares to any one or more of its Affiliates; provided, however, that as a condition to such transfer, the transferee must acknowledge in a written notice delivered to the Acquiror that it (x) agrees to become a party to this Agreement as a “Seller” hereunder and (y) undertakes to perform all of a Seller’s covenants contained herein, and (b) the Acquiror may assign any or all of its rights (but not its obligations) hereunder to one or more Affiliates of the Acquiror designated in a written notice delivered by the Acquiror to the Seller at least two Business Days prior to the Closing, provided, however, that, in the case of each of (a) and (b), no such assignment by the Seller or the Acquiror, as applicable, shall (x) release the Seller or the Acquiror, as applicable, from any liability or obligation under this Agreement or (y) be permissible if it could reasonably be expected to delay, hinder or jeopardize the consummation of any transactions contemplated by this Agreement. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their permitted successors and assigns.

Section 11.08. No Third-Party Beneficiaries. Except as provided in Article X with respect to Seller Indemnified Parties and Acquiror Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.09. Amendment. No provision of any Transaction Agreement may be amended, waived or modified except by a written instrument signed by all the parties to such agreement.

Section 11.10. Disclosure Schedules. Any disclosure with respect to a Section of the Disclosure Schedule shall be deemed to be disclosed for other Sections of the Disclosure Schedule to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure provided, however, that no representation or warranty contained in this Agreement shall be deemed to be modified or qualified by any disclosure set forth in the Disclosure Schedule, if, by its terms, such representation or qualification is incapable of being modified or qualified by any disclosure set forth in the Disclosure Schedule. No reference to or disclosure of any item or other matter in any Section or Schedule of this Agreement shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement.

Section 11.11. Governing Law; Submission to Jurisdiction; Waivers. THIS AGREEMENT AND EACH OTHER TRANSACTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PRINCIPLES OF SUCH STATE THAT MIGHT REFER THE GOVERNANCE, CONSTRUCTION OR INTERPRETATION OF SUCH AGREEMENTS TO THE LAWS OF ANOTHER JURISDICTION. EACH OF THE SELLER AND THE ACQUIROR AGREES IRREVOCABLY AND UNCONDITIONALLY TO:

(a) submit for itself and its property in any Action relating to the Transaction Agreements, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Courts of the State of New York sitting in the County of New York, the court of the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Action shall be heard and determined in such New York State court or, to the extent permitted by law, in such federal court;

(b) consent that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

(c) waive all right to trial by jury in any Action (whether based on contract, tort or otherwise) arising out of or relating to any of the Transaction Agreements, or its performance under or the enforcement of the Transaction Agreements;

(d) agree that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 11.03; and

(e) agree that nothing in the Transaction Agreements shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

Section 11.12. Rules of Construction. Interpretation of the Transaction Agreements (except as specifically provided in any such agreement, in which case such specified rules of construction shall govern with respect to such agreement) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import when used in the Transaction Agreements shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) references to “insurance policy” shall include all related riders and amendments; (g) provisions shall apply, when appropriate, to successive events and transactions; (h) the headings contained in the Transaction Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of the Transaction Agreements; and (i) the Transaction Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 11.13. Counterparts. Each of the Transaction Agreements may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to any Transaction Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of any such Agreement.

IN WITNESS WHEREOF, the Seller and the Acquiror have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GE FINANCIAL ASSURANCE HOLDINGS, INC.

By:	/s/ Rone Baldwin
Name: K. Rone Baldwin Title: Senior Vice President

LEXINGTON INSURANCE COMPANY

By:	/s/ Brian T. Schreiber
Name: Brian T. Schreiber Title: Attorney-In-Fact

TABLE OF EXHIBITS

Exhibit A	Definitions

Exhibit B	Transitional Trademark License Agreement

Exhibit C	Transition Services Agreement

Exhibit D	Excluded Business Reinsurance and Administration Agreements

Exhibit E	Excluded Business Reinsurance Payment Guaranty

Exhibit F	MWIC Amended and Restated Reinsurance and Administration Guaranty

Exhibit G	Computer Services Agreement

Exhibit H	Fort Washington Lease

Exhibit I	MWIC Amended and Restated Reinsurance and Administration Agreement

Exhibit J	Progressive Agreement Assignment

Exhibit K	Excess of Loss Reinsurance Agreement

Exhibit L	Excess of Loss Reinsurance Payment Guaranty

Exhibit M	GECC Guaranty

Exhibit N	Intellectual Property Cross-License Agreement